                                                                     Exhibit 2.1


================================================================================


                                 SALE AGREEMENT


                           Dated as of August 7, 1998


                                 By and Between

                             ROCKWELL COLLINS, INC.


                                       and


                         WESTINGHOUSE AIR BRAKE COMPANY


================================================================================

                                TABLE OF CONTENTS


                                                                                         Page


1.       DEFINITIONS ......................................................................2

2.       SALE AND PURCHASE OF THE TSM SHARES AND THE ASSETS ...............................2
                  (a) Sale and Purchase of the TSM Shares .................................2
                  (b) Sale and Purchase of the Assets .....................................2

3.       LIABILITIES TO BE ASSUMED ........................................................9
                  (a) Liabilities to Be Assumed ...........................................9
                  (b) Retained Liabilities ...............................................10

4.       PURCHASE PRICE ..................................................................11
                  (a) Initial Purchase Price .............................................11
                  (b) Post-Closing Purchase Price Adjustment .............................11

5.       CLOSING .........................................................................17
                  (a) The Closing ........................................................17
                  (b) Items to be Delivered by Seller ....................................17
                  (c) Items to be Delivered by Buyer .....................................18
                  (d) Delivery of Assets .................................................18
                  (e) Transfer Taxes .....................................................18

6.       REPRESENTATIONS AND WARRANTIES OF SELLER ........................................19
                  (a) Corporate Organization .............................................19
                  (b) Due Authorization and Execution; Effect of Agreement ...............20
                  (c) No Conflict ........................................................21
                  (d) Consents ...........................................................21
                  (e) Capitalization of TSM; Ownership of Shares .........................22
                  (f) Financial Statements ...............................................22
                  (g) Inventory ..........................................................23
                  (h) Receivables ........................................................23
                  (i) Title to Assets ....................................................24
                  (j) Contracts ..........................................................24
                  (k) Leases .............................................................26
                  (l) Employees ..........................................................26
                  (m) Litigation .........................................................28
                  (n) Taxes ..............................................................29
                  (o) Permits ............................................................29
                  (p) Sufficiency of Purchased Assets ....................................29
                  (q) Intellectual Property ..............................................30
                  (r) Employee Benefits ..................................................31
                  (s) Environmental Matters ..............................................33
                  (t) Absence of Certain Changes or Events ...............................34
                  (u) Certificate of Formation and Limited Liability
                         Company Agreement; Minute Books .................................37
                  (v) Affiliate Relationships ............................................37
                  (w) Insurance ..........................................................37
                  (x) Bank Accounts ......................................................37

                  (y) Liabilities ........................................................37
                  (z) Limited Purpose Entities ...........................................38

7.       REPRESENTATIONS AND WARRANTIES OF BUYER .........................................40
                  (a) Organization; Power and Authority ..................................40
                  (b) Due Authorization and Execution; Effect of Agreement ...............40
                  (c) No Conflict ........................................................40
                  (d) Consents ...........................................................41
                  (e) Litigation .........................................................41
                  (f) Securities Representations .........................................41

8.       COVENANTS OF SELLER .............................................................42
                  (a) Cooperation ........................................................42
                  (b) Access to Information ..............................................42
                  (c) Preservation and Conduct of Business ...............................42
                  (d) Further Assurances .................................................43
                  (e) Exclusive Dealing ..................................................43
                  (f) Customer Payments ..................................................44
                  (g) Environmental Assessment ...........................................44

9.       COVENANTS OF BUYER ..............................................................45
                  (a) Cooperation by Buyer ...............................................45
                  (b) Further Assurances .................................................45
                  (c) Use of Names, Trademarks, etc. .....................................45
                  (d) Performance of Contracts ...........................................48

10.      MUTUAL COVENANTS ................................................................48
                  (a) Certain Tax Matters ................................................48
                  (b) Governmental Consents ..............................................55
                  (c) Insurance ..........................................................58
                  (d) Post-Closing Access; Preservation of Records .......................59
                  (e) Risk of Loss .......................................................61
                  (f) Intellectual Property Licenses .....................................63
                  (g) Escrow Agreement ...................................................67

11.      EMPLOYMENT ARRANGEMENTS, BENEFITS AND PENSION PLANS .............................68
                  (a) Employment .........................................................68
                  (b) Severance Benefits .................................................68
                  (c) Employee Obligations ...............................................70
                  (d) Welfare Plans ......................................................70
                  (e) Benefit Plans ......................................................71

12.      CONDITIONS PRECEDENT TO CLOSING .................................................71
                  (a) Conditions Precedent to Buyer's Obligations ........................71
                  (b) Conditions Precedent to Seller's Obligations .......................73
                  (c) Notice of Conditions ...............................................75

13.      TERMINATION PRIOR TO CLOSING DATE ...............................................76
                  (a) Termination ........................................................76


                  (b) Effect of Termination ..............................................77

14.      INDEMNIFICATION .................................................................77
                  (a)  Indemnification by Seller .........................................77
                  (b)  Indemnification by Buyer ..........................................78
                  (c)  Notice and Resolution of Claim ....................................78
                  (d)  Limits on and Conditions of Indemnification .......................80

15.      RESTRICTIVE COVENANT ............................................................84
                  (a) Non-Compete ........................................................84
                  (b) Remedies ...........................................................85
                  (c) Severability .......................................................85
                  (d) Non-Exclusivity ....................................................85

16.      MISCELLANEOUS ...................................................................86
                  (a) Successors and Assigns .............................................86
                  (b) Counterparts .......................................................86
                  (c) Headings ...........................................................86
                  (d) Waiver .............................................................86
                  (e) Broker's Fees ......................................................86
                  (f) Expenses ...........................................................87
                  (g) Notices ............................................................87
                  (h) Governing Law ......................................................89
                  (i) Public Announcements ...............................................89
                  (j) Severability .......................................................89
                  (k) Exclusive Jurisdiction and Consent to Service of Process ...........89
                  (l) Entire Agreement; Amendment ........................................90
                  (m) No Third Party Beneficiaries .......................................90
                  (n) Bulk Transfer Laws .................................................91
                  (o) Construction .......................................................91
                  (p) No Representations or Warranties ...................................91
                  (q) Definition of "Knowledge" ..........................................92


Exhibit A             --  Form of Transition Agreement
Exhibit B             --  Description of Escrow Agreement

                                    SCHEDULES



Schedule A              --    Defined Terms

Schedule 2(b)(ii)       --    Tangible Personal Property

Schedule 2(b)(iii)      --    Inventory

Schedule 2(b)(iv)       --    TSM Bank Accounts; Accounts Receivable,
                                Notes Receivable and Loans Receivable

Schedule 2(b)(viii)     --    Pre-paid Expenses, Deposits and Retentions

Schedule 2(b)(xi)       --    Trademarks, Trade Names and Service Marks

Schedule 2(b)(xii)      --    Patents, Patent Applications and Patent
                                Disclosures

Schedule 4(b)(i)        --    Modification Program

Schedule 6(a)(v)        --    Foreign Qualification of TSM

Schedule 6(c)           --    Conflicts

Schedule 6(f)           --    Financial Statements

Schedule 6(j)           --    Contracts

Schedule 6(k)           --    Leases

Schedule 6(l)(i)        --    Employees

Schedule 6(o)           --    Permits

Schedule 6(p)           --    Sufficiency of Assets

Schedule 6(q)           --    Intellectual Property

Schedule 6(r)           --    Employee Plans

Schedule 6(s)           --    Environmental Matters

Schedule 6(t)(i)        --    Absence of Certain Changes or Events

Schedule 6(t)(ii)       --    TSM Events

Schedule 6(v)           --    Affiliate Relationships

Schedule 6(w)           --    Insurance Policies

Schedule 6(x)           --    Bank Accounts and Lock Boxes

Schedule 12(a)(vi)      --    Material Contract Consents

Schedule 15(a)          --    Non-Compete Business Products and Services

Schedule 16(q)          --    Persons with knowledge

                                 SALE AGREEMENT


              SALE AGREEMENT, dated as of August 7th, 1998 (this "Agreement"), by and between ROCKWELL COLLINS, INC., a Delaware corporation ("Seller"), and WESTINGHOUSE AIR BRAKE COMPANY, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

              WHEREAS, Seller is record owner of all of the 1,000 issued and outstanding common shares, no par value (the "TSM Shares"), of Technical Service and Marketing, L.L.C., a Delaware limited liability company ("TSM");

              WHEREAS, Seller, through TSM and its Railroad Electronics division (and its predecessors), has engaged and is engaged in the Rockwell Railroad Electronics business, which consists of the following three business segments:
(i) Mobile Electronics, through which Seller provides display and positioning systems to railroad locomotive manufacturers ("Mobile Electronics"); (ii) Data Communications, through which Seller and TSM provide data products and monitoring products to railroads and locomotive manufacturers ("Data Communications"); and (iii) Railcar Electronics, through which TSM provides Electronic Air Brake Systems to railroads and railcar manufacturers ("Railcar Electronics," which, together with the Mobile Electronics and Data Communications segments, as heretofore and currently conducted by Seller and TSM (and their respective predecessors), as the case may be, collectively being hereinafter referred to as the "Business");

              WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller (i) the TSM Shares and (ii) the Assets; and

              WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to transfer and assign to Buyer, and Buyer desires to assume from Seller, the Assumed Liabilities.

              NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, Seller and Buyer do each hereby agree as follows:

1.       DEFINITIONS.

         Certain capitalized terms used in this Agreement are defined in Schedule A. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.       SALE AND PURCHASE OF THE TSM SHARES AND THE ASSETS.

         (a) Sale and Purchase of the TSM Shares. Subject to the terms and conditions hereof, on the Closing Date Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer will accept and purchase from Seller, free and clear of all Liens, the TSM Shares.

         (b) Sale and Purchase of the Assets. Subject to the terms and conditions hereof, on the Closing Date Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the assets, rights, contracts, leases and agreements (tangible and intangible, wherever located) used primarily in or which relate primarily to the Business (other than the Retained Assets), free and clear of any Lien (other than Permitted Liens) as the same shall exist on the Closing Date, including, but not limited to, the following (to the extent the same are used primarily in or relate primarily to the Business):

                  (i) real property, leaseholds and subleaseholds therein (other than to the extent expressly provided for in the Transition Agreement attached hereto as Exhibit A), improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto (such as appurtenant rights in and to public streets);

                  (ii) all tangible personal property set forth on Schedule 2(b)(ii)(except for those items disposed of in the Ordinary Course of Business since June 30, 1998);

                  (iii) all inventories and supplies, including raw materials, works in process, finished goods, parts, components and accessories, including finished goods on lease to customers of the Business (other than the Cedar Rapids Retained Inventory) (the "Inventory"), including, without limitation, the items set forth on Schedule 2(b)(iii)(except for those items disposed of in the Ordinary Course of Business since June 30, 1998);

                  (iv) (x) all bank accounts and lock boxes of TSM including, without limitation, those set forth on Schedule 2(b)(iv) and (y) all accounts receivable, notes receivable and loans receivable outstanding on the Closing Date, together with all advances or letters of credit or other similar instruments in favor of Seller or its Affiliates including, without limitation, those set forth on Schedule 2(b)(iv) (except for accounts receivable paid subsequent to July 15, 1998);

                  (v) all financial, accounting and operating data and records (other than such data and records (x) which relate to Retained Assets or Retained Liabilities, or (y) the transfer of which is prohibited by applicable law or contract), including, without limitation, all books, records, notes, sales and sales promotional data, advertising materials, marketing information, credit information, cost and pricing information, customer and supplier lists and reference catalogs;

                  (vi) all commercial and technical information, including engineering, production and other designs, drawings, models, plans, specifications, formulas, technology, computer programs, software (in development or completed), test data and procedures, processes and proprietary information, trade secrets and know-how with respect to the Business and including the underlying copyright in works of authorship embodying the foregoing and relating thereto and all documentation necessary to maintain and use the software referred to in this clause
         (vi), including, without limitation, any source code, object code, design notes, flowcharts, logic diagrams, manuals, specifications, instruments, and technical engineering data relating thereto;

                  (vii) all contracts, agreements, sale orders, purchase orders, open bids and other commitments of the Business (collectively, the "Contracts");

                  (viii) all prepaid expenses, deposits and retentions, including those held by third parties under the Contracts, including, without limitation, those listed on Schedule 2(b)(viii);

                  (ix) all licenses, franchises, permits, authorizations and approvals to the extent transferable;

                  (x) any and all goodwill and going concern value of the Business;

                  (xi) all marks and any rights therein listed on Schedule 2(b)(xi) to the extent that such marks have acquired any trademark or service mark status, together with the goodwill, if any, of the Business connected with the use of, and symbolized by, the marks;

                  (xii) all patents, patent applications and patent disclosures listed on Schedule 2(b)(xii) as well as any continuation, continuation-in-part, divisional or reissue reexaminations thereof, and all inventions, invention disclosures and mask work registrations listed on Schedule 2(b)(xii);

                  (xiii) all choses in action, causes of action, rights of recovery, rights of set-off, rights of recoupment and claims; and

                  (xiv) any and all rights or claims of Seller arising out of the breach of any express or implied warranty by unaffiliated third-party manufacturers or sellers of any of such assets or any component part thereof.

         The assets to be sold, conveyed, assigned, transferred and delivered by Seller to Buyer pursuant to this Agreement are hereinafter collectively referred to as the "Assets." The Assets will include all additions to and replacements of any of the items described in this Section 2(b) in accordance with this Agreement between the date of this Agreement and the Closing Date, and will exclude all deletions, sales or other disposals of any of the foregoing in accordance with this Agreement between the date of this Agreement and the Closing Date.

         (c) Notwithstanding anything contained herein to the contrary, the Assets shall not include any of Seller's right, title and interest in and to the following (collectively, the "Retained Assets"):

                  (i) the Intellectual Property currently used both in the Business and by others (including, without limitation, Seller and certain of its Affiliates) outside of the Business (other than to the extent provided for in Section 10(f));

                  (ii) to the extent not included in the Assets to be transferred to Buyer by virtue of Sections 2(b)(iv) and (viii), all cash, cash equivalents, bank accounts and bank account credit balances, deposits, funds, securities, short-term investments, certificates of deposit, notes, checks, drafts and similar instruments;

                  (iii) the marks or names "Rockwell," "Rockwell International," "Rockwell Collins," "Collins," "Collins Avionics" and all corporate symbols and logos related thereto and all names, trade names, and service marks which include the word(s) "Rockwell," "Rockwell International," "Rockwell Collins," "Collins," "Collins Avionics" (collectively the "Retained Names") or any derivative thereof (other than to the extent expressly provided for in Section 9(c)), or any other corporate symbol, logo, trademark, trade name or service mark of Seller and its Affiliates, any applications or registrations thereof or any and all goodwill represented thereby and pertaining thereto (other than those relating to the Business and set forth on Schedule 2(b)(xi));

                  (iv) all patents, patent applications, inventions, invention disclosures and mask work registrations other than those listed on
         Schedule 2(b)(xii) and other than to the extent provided for in Section 10(f);

                  (v) all pension plan and other benefit plan assets relating to present or former employees of Seller including, without limitation, any Continued Employee;

                  (vi) subject to Section 10(c), all policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby and all rights therein and relating thereto, including, without limitation, any such policy, bond or coverage relating to any of the Contracts;

                  (vii) all rights to refunds of Taxes actually paid or payable by Seller or TSM with respect to all taxable periods ending on or before the Closing Date and, with respect to any taxable period that begins before but has not ended by the Closing Date, the portion ending on the Closing Date;

                  (viii) all generally available retail licenses or rights of Seller or its Affiliates (with respect to the Business) under any intellectual property of third parties which cannot be sublicensed or transferred by Seller or TSM (without any action by or cost to

         Seller or TSM) in connection with the sale or transfer of the Business;

                  (ix) except to the extent expressly provided for in Section 2(b) hereof, all assets comprising, located at or related to (x) the Cedar Rapids, Iowa facilities of Seller at which certain portions of the Business have been and are currently being conducted or (y) the Rockwell International Corporation Science Center;

                  (x) all corporate purchase agreements, license agreements and equipment leases with various vendors that are applicable to other divisions or operating units of Seller or its Affiliates and not material to the Business;

                  (xi) all assets that are used by Seller, TSM and their respective Affiliates in providing general corporate, insurance and administrative services to other divisions, subsidiaries or operating units of Seller and not material to the Business;

                  (xii) any books, records or other data relating to Seller's ownership or operation of the Business that primarily are part of Seller's or its Affiliates' (other than TSM) general corporate books and records or required by applicable Law to be retained by Seller or any of its Affiliates;

                  (xiii) all receivables and other amounts owed to the Business by Seller or any of its Affiliates as of the Closing Date;

                  (xiv) any of the rights of Seller or any of its Affiliates under this Agreement (or under any other agreement between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, relating to or contemplated by this Agreement);

                  (xv) all work in process and production stock and supply inventory relating to the Business located at the Cedar Rapids, Iowa facilities of Seller (the "Cedar Rapids Retained Inventory"); and

                  (xvi) all rights, causes of action, claims, sums and fees arising out of (x) any Retained Assets or (y) any Retained Liabilities.

         (d) Anything contained herein to the contrary notwithstanding, Buyer expressly acknowledges that the Business does not include, and Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing or acquiring from Seller, any of Seller's right, title and interest in and to any or all of the assets, rights, contracts, leases and agreements used in or relating to any of the following businesses of Seller or its Affiliates: (i) "FleetMaster"; (ii) Integrated Local Governments Systems (including, without limitation, "TransitMaster," "TransMaster," "MapMaster" and "ResponseMaster"); (iii) Intelligent Display Products (except to the extent currently used in the Business); (iv) Agricultural GPS (including, without limitation, "Vision System"); (v) handheld GPS (including, without limitation, "PLGR" and "SOLGR"); (vi) satellite phone (including, without limitation, "SEC*SAT"); (vii) military; and (viii) avionics businesses and any prior, existing or future satellite or other communications capability or service relating to any such business.

         (e) Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of the other party or parties thereto (or, in the case of any Permit, the Governmental Authority that issued or granted such Permit) would constitute a breach thereof or not be permitted by Law, or in any way impair the rights of Seller, Buyer or any of their respective Affiliates thereunder. Seller will, prior to the Closing, use, and will cause TSM to use, its reasonable best efforts (it being understood that such efforts shall not include any requirement or obligation of Seller, TSM or any of their respective Affiliates to pay any consideration (other than a de minimis amount), or offer or grant any financial accommodation), and Buyer will cooperate in all reasonable respects with Seller and TSM to obtain all Consents necessary to convey to Buyer the Assets. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair Seller's, TSM's, Buyer's or any of their respective Affiliates' rights under any such Contract or Permit so that Buyer would not receive all such rights, then (x) Seller will use its reasonable best efforts (it being understood that such efforts will not include any requirement or obligation of Seller or any of its Affiliates to pay any consideration (other than a de minimis amount), offer or grant any financial accommodation or other benefit or release any claim or right) to provide or cause to be provided to Buyer, to the extent permitted by Law, the benefits of any such Contract or Permit and Seller will promptly pay or cause to be paid to Buyer when received all moneys received by Seller or any of its Affiliates with respect to any such Contract or Permit, and (y) Buyer will pay, perform and discharge on behalf of Seller and its Affiliates all of Seller's and its Affiliates' obligations and liabilities thereunder in a timely manner and in accordance with the terms thereof.

3.       LIABILITIES TO BE ASSUMED.

         (a) Liabilities to Be Assumed. Subject to the terms and conditions set forth herein, in consideration for the sale, conveyance, assignment, transfer and delivery of the Assets to Buyer, on the Closing Date Seller shall assign, convey and transfer to Buyer, and Buyer shall assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all of Seller's Liabilities arising out of or relating exclusively to the Assets or the Business of any kind, character or description, whether presently in existence or arising hereafter (other than the Retained Liabilities), including, without limitation, any such Liabilities arising under or relating to any Contract (including, without limitation, any warranty obligation in respect thereof). The Liabilities to be assumed by Buyer pursuant to this Agreement are hereinafter collectively referred to as the "Assumed Liabilities."

         (b) Retained Liabilities. Notwithstanding anything contained herein to the contrary, Seller expressly understands and agrees that the following obligations of Seller (the "Retained Liabilities") shall be excluded from the Assumed Liabilities:

                  (i) any Tax Liability of Seller or TSM for any Tax period or portion thereof ending on or prior to the Closing Date;

                  (ii) any accrued Liabilities associated with Continued Employees under Seller's employee benefit plans described in Section 11, except to the extent of Continued Employee credit under Buyer's benefit plans as contemplated in Section 11(e);

                  (iii) any Liability relating to a Retained Asset;

                  (iv) any Liabilities associated with Retained Employees;

                  (v) that portion of any Liability of Seller of any kind, character or description, whether presently in existence or arising hereafter, that does not arise out of or relate to the Assets or the Business;

                  (vi) all Taxes on any income, gain or profit realized by Seller or any of its Affiliates on the disposition of the TSM Shares or the Assets;

                  (vii) all Liabilities with respect to those incentive arrangements described on Schedule 3(b)(vii) with respect to the sale of the Business;

                  (viii) all Liabilities for indebtedness for borrowed money;

                  (ix) all Liabilities in respect of payables and other balances (including intercompany cash management balances) owed by the Business to Seller or any of its Affiliates as of the Closing Date;

                  (x) any Liability or obligation of Seller or any of its Affiliates under this Agreement (or under any other agreement between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, relating to this Agreement); and

                  (xi) all obligations and Liabilities for which Seller is expressly made responsible pursuant to this Agreement.

4.       PURCHASE PRICE.

         (a) Initial Purchase Price. In consideration for the sale, conveyance, assignment, transfer and delivery of (i) the TSM Shares, (ii) the Assets and
(iii) the covenant not to compete of Seller and its Affiliates set forth in
Section 15, at the Closing, Buyer shall (i) pay to Seller, by wire transfer of immediately available U.S. Dollars to Account No. 102-3474 at Mellon Bank, N.A., Pittsburgh, Pennsylvania, an amount equal to EIGHTY MILLION DOLLARS ($80,000,000) ( the "Initial Purchase Price"), and (ii) assume the Assumed Liabilities.

         (b) Post-Closing Purchase Price Adjustment. As promptly as is reasonably practicable, but in any event within ninety (90) days after the Closing Date, Seller shall deliver to Buyer a statement of combined statement of net assets of the Business as of the close of business on the day preceding the Closing Date (the "Closing Statement of Net Assets"). Seller will retain Deloitte & Touche LLP ("D&T") to audit the Closing Statement of Net Assets and to render its report thereon stating that the Closing Statement of Net Assets has been prepared in accordance with the terms of this Section 4(b). Such report of D&T will be delivered to Buyer together with the Closing Statement of Net Assets. The date on which the Closing Statement of Net Assets and the report of D&T are delivered to Buyer is referred to herein as the "Delivery Date." The Closing Statement of Net Assets shall be prepared by Seller from the books, accounts and financial records of Seller and TSM relating to the Business. The Closing Statement of Net Assets and the Final Closing Statement of Net Assets shall be prepared in accordance with GAAP (except as disclosed in the

September 30 Audited Financial Statements), utilizing the accounting practices and procedures of the Business utilized in the preparation of the September 30 Audited Financial Statements (the "Accounting Practices and Procedures of the Business"), consistently applied, except that (x) there shall not be additions to accumulated amortization of goodwill for any period after March 31, 1998; (y) there shall not be reserves for impairment of long-lived assets (it being understood that this shall not include normal depreciation or amortization); and
(z) there shall be a reserve in the amount of ONE MILLION TWO HUNDRED FOURTEEN THOUSAND DOLLARS ($1,214,000), in full satisfaction of Seller's modification program with respect to certain products, as more fully described on Schedule 4(b)(i) hereto (the "Modification Reserve"); provided, however, that such amount shall be reduced dollar-for-dollar for amounts actually expended between the date hereof and the Closing Date with respect to such modification program. In addition, on or before the seventh day after the date hereof, Buyer shall be provided with reasonable access to persons in the Business familiar with the Phase I EABS brake system software upgrade (the "EABS Upgrade"), and Seller and Buyer shall, in the exercise of their reasonable good faith judgment, determine whether, under the Accounting Practices and Procedures of the Business, a reserve for the EABS Upgrade on the Closing Statement of Net Assets would be appropriate. Notwithstanding the foregoing, it is understood that the amount of the Modification Reserve shall be adjusted if, on or before the seventh day after the date of this Agreement, during which period Buyer shall be provided with reasonable access to persons in the Business familiar with the modification program and to such other information regarding the modification program as Buyer may reasonably request, Buyer and Seller in the exercise of their reasonable good faith judgment determine that an adjustment of such amount is appropriate. Buyer will cause Seller and D&T to be provided access at all reasonable times to the personnel, properties, books and records of Buyer and its Affiliates for such purposes. Without limiting the generality of the foregoing, Buyer will cause such employees of Buyer and its Affiliates as Seller or D&T shall reasonably request to execute and deliver representation letters in favor of D&T in connection with their audit of the Closing Statement of Net Assets and their issuance of a report thereon.

                  (i) Within forty-five (45) days after the Delivery Date, Buyer shall either inform Seller in writing that the Closing Statement of Net Assets is acceptable or object to the Closing Statement of Net Assets in writing setting forth a specific description of Buyer's objections. To be assertable in a notice of objection (a "Notice of Objection"), an objection by Buyer with respect to any individual item on or omitted from the Closing Statement of Net Assets must assert that the Closing Statement of Net Assets was not prepared in accordance with the terms of this Section 4(b) with respect to each such item. In addition, the requested adjustment for each item must equal or exceed FIFTY THOUSAND DOLLARS ($50,000); provided, however, that items for which the requested adjustment is less than FIFTY THOUSAND DOLLARS ($50,000) may be the basis for a Notice of Objection, if the amount of such items in the aggregate equals or exceeds ONE HUNDRED THOUSAND DOLLARS ($100,000).

                  If a Notice of Objection is delivered to Seller within such 30-day period, then the Closing Statement of Net Assets (as adjusted, if necessary) will be deemed to be the Final Closing Statement of Net Assets for all purposes on the earlier of (x) the date Seller and Buyer resolve in writing all differences they have with respect to the Closing Statement of Net Assets or (y) the date the disputed matters are resolved in writing by the Unaffiliated Firm. In the event that disputed matters are resolved by the Unaffiliated Firm, the Final Closing Statement of Net Assets will consist of the applicable amounts from the Closing Statement of Net Assets (or amounts otherwise agreed to in writing by Seller and

         Buyer) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm (the "Final Closing Statement of Net Assets").

                  (ii) During the 30-day period following the delivery of a Notice of Objection, Seller and Buyer will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Objection. If, at the end of such 30-day period, Seller and Buyer have not reached agreement on such matters, Seller will have 30 days to advise Buyer in writing of Seller's position with respect to each of Buyer's proposed adjustments that are in dispute (the "Seller's Letter"). Buyer will cause Seller and D&T to be provided access at all reasonable times to the personnel, properties, books and records of Buyer and its Affiliates to enable Seller to prepare Seller's Letter. Promptly following the delivery to Buyer of Seller's Letter, Seller and Buyer will jointly engage KPMG Peat Marwick, L.L.P. (or, if KPMG Peat Marwick, L.L.P. is unable or unwilling to act in such capacity, PricewaterhouseCoopers LLP) (the "Unaffiliated Firm") to resolve the matters which remain in dispute with respect to the Closing Statement of Net Assets. In connection with such engagement, each of Seller and Buyer agrees to execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Unaffiliated Firm, Seller or Buyer will provide the Unaffiliated Firm with a copy of this Agreement, the Closing Statement of Net Assets, the Notice of Objection and the Seller's Letter. The Unaffiliated Firm will have the authority to request in writing such additional written submissions from either Seller or Buyer as it deems appropriate, provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Unaffiliated Firm. Neither Party will make

         (nor permit any of its Affiliates to make) any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm. Neither Party will communicate (nor permit any of its Affiliates to communicate) with the Unaffiliated Firm without providing the other Party a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm). The Unaffiliated Firm will have 45 days to review the documents provided to it pursuant to this Section 4(b)(ii). Within such 45-day period, the Unaffiliated Firm will furnish simultaneously to both Parties its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm will resolve the differences regarding the Closing Statement of Net Assets based solely on the information provided to the Unaffiliated Firm by the Parties pursuant to the terms of this Agreement (and not independent review). The Unaffiliated Firm's authority will be limited to resolving disputes with respect to whether the Closing Statement of Net Assets was prepared in accordance with the terms of this Section 4(b) with respect to the individual items on the Closing Statement of Net Assets in dispute (it being understood that the Unaffiliated Firm will have no authority to make adjustments to any amounts other than amounts set forth on the Closing Statement of Net Assets that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either Party or less than the smallest value for such item asserted by either Party. The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding upon both Seller and Buyer. The fees of the Unaffiliated Firm will be borne by Seller and Buyer in the same proportion that the dollar amount of disputed items lost by a Party bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Each Party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 4(b).

                  (iii) Upon the Closing Statement of Net Assets being deemed the Final Closing Statement of Net Assets in accordance with this
         Section 4(b), the Initial Purchase Price will be adjusted, up or down, as follows:

                     (A) if the amount of Net Assets shown on the Final Closing Statement of Net Assets (the "Net Asset Amount") is greater than THIRTY-SEVEN MILLION ONE HUNDRED THREE THOUSAND DOLLARS ($37,103,000) (the "Baseline Amount"), the Initial Purchase Price will be increased by the amount by which the Net Asset Amount is greater than the Baseline Amount, and such amount by which the Initial Purchase Price is increased will be paid by Buyer to Seller; and

                     (B) if the Net Asset Amount is less than the Baseline Amount, the Initial Purchase Price will be reduced by the amount by which the Net Asset Amount is less than the Baseline Amount, and such amount by which the Purchase Price is reduced will be paid by Seller to Buyer.

                  (iv) Any payment required under Section 4(b)(iii) shall bear interest from the Closing Date to the date of payment at a rate per annum equal to the prime interest rate from time to time in effect of Mellon Bank N.A.

                  (v) Any adjustment to the Initial Purchase Price (together with interest thereon) required under Section 4(b)(iii) shall be made by wire transfer of immediately available U.S. Dollars within five (5) business days after the date that the Closing Statement of Net Assets is deemed to be the Final Closing Statement of Net Assets in accordance with this Section 4(b). The Initial Purchase Price, as so adjusted, shall hereinafter be referred to as the "Purchase Price."

5.       CLOSING.

         (a) The Closing. Subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 12 (other than conditions with respect to actions a Party will take at the Closing itself), the Closing shall take place at the offices of Reed Smith Shaw & McClay LLP, Pittsburgh, Pennsylvania, commencing at 10:00 a.m. Eastern time, (i) on the fifth business day following the expiration or termination of the waiting period under the HSR Act or September 30, 1998, whichever is the earlier to occur or at such other place, or
(ii) at such other place, date and time as the Parties may mutually determine. The date of the Closing is referred to herein as the "Closing Date." The Closing shall be deemed effective at 11:59 p.m. Central time on the day before the Closing Date.

         (b) Items to be Delivered by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  (i) such bills of sale and instruments of transfer as shall be reasonably requested by Buyer to effect or evidence the sale, conveyance, assignment, transfer and delivery of the Assets;

                  (ii) stock certificates representing the TSM Shares accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good and marketable title to all the TSM Shares, free and clear of all Liens arising prior to the Closing;

                  (iii) written resignations, effective as of the Closing Date, of all the directors and officers of TSM (other than those who will continue to be employed by TSM); and

                  (iv) all other certificates, documents, instruments and writings required to be delivered at or prior to the Closing by Seller or TSM pursuant to this Agreement or otherwise in connection herewith and such documents relating to the TSM Shares and the Assets as Buyer may reasonably request.

         (c) Items to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  (i) such written instruments of assumption as shall reasonably be requested by Seller to effect or evidence the assumption by Buyer of the Assumed Liabilities;

                  (ii) by wire transfer, an amount equal to the Initial Purchase Price in immediately available U.S. Dollars as specified in Section 4(a) hereof; and

                  (iii) all other certificates, documents, instruments and writings required to be delivered at Closing by Buyer pursuant to this Agreement or otherwise in connection herewith, and such corporate documents relating to Buyer as Seller may reasonably request.

         (d) Delivery of Assets. Seller will deliver to Buyer control and possession of the Assets wherever located, and control and possession of copies of all pertinent books of account, contracts, files and other data and documents constituting Assets.

         (e) Transfer Taxes. All applicable sales and transfer Taxes (including Taxes, if any, imposed upon the transfer of real and personal property) and filing, recording, registration, stamp, documentary and other similar Taxes and fees payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions shall be shared on an equal basis by Seller and Buyer. Buyer shall furnish Seller with properly executed sales tax exemption (resale and manufacturing) certificates at Closing.

6.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller makes the following representations and warranties to Buyer (it being expressly understood that any representation or warranty made with respect to TSM shall also be deemed to include each TSM Predecessor-in-interest except where inapplicable):

         (a) Corporate Organization.

                  (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority, corporate and otherwise, to carry on its business as it is currently conducted and to own or lease and operate the property and assets that it purports to own or lease and operate at the locations where such assets are now owned or leased and operated and to perform all of its obligations under the Material Contracts. Seller is duly licensed and qualified to do business and in good standing in all jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

                  (ii) TSM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each TSM Predecessor-in-interest was duly organized, and validly existing under the laws of the state of its incorporation on the date of its merger into its successor.

                  (iii) TSM does not own, directly or indirectly, any shares of stock or other securities of any corporation or have any interest in any firm, partnership, association or other entity.

                  (iv) TSM has all requisite power and authority, corporate and otherwise, to carry on its business as it is currently conducted and to own or lease and operate its assets where such assets are now owned or leased and operated and to perform all its obligations under the Material Contracts.

                  (v) TSM is duly licensed and qualified to do business and is in good standing in all jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect; each such jurisdiction in which TSM is duly licensed or qualified to do business as a foreign corporation is listed on Schedule 6(a)(v).

         (b) Due Authorization and Execution; Effect of Agreement. Seller has all requisite power and authority, corporate and otherwise, to execute, deliver and perform the obligations of Seller under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized and approved by all necessary and proper corporate action on the part of Seller and no other proceedings on the part of the Board of Directors or the shareholders of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, constitutes the legal, valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

         (c) No Conflict. Except as set forth on Schedule 6(c), none of the execution, delivery or performance by Seller of this Agreement or of any instruments or other documents to be delivered pursuant to this Agreement, or the consummation by Seller of the transactions contemplated hereby or thereby
(i) will violate any provisions of any Law, order, judgment or decree or other requirement applicable to Seller or any of its assets or constitute an event which, with notice, lapse of time or both, would result in any such violation or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law to which Seller or any of its assets may be subject; (ii) will violate any provisions of the Certificate of Incorporation or By-laws of Seller or any resolution adopted by the Board of Directors or the shareholders of Seller or TSM; (iii) will require any Consent or notice under (except as set forth on Schedule 6(c) or Schedule 6(d)), or conflict with, or result in the breach or termination of, or constitute a default under (or constitute an event which with notice, lapse of time or both would result in any such default under), or permit the acceleration of the performance by Seller or TSM of any Lease or Material Contract; or (iv) will result in or permit the creation of any Lien upon any assets of Seller or TSM, except for Permitted Liens.

         (d) Consents. Except for Consents required under the HSR Act, no material Consent of any governmental or regulatory authority or agency (a "Governmental Authority") is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller, the execution, delivery or performance by Seller of any instruments or other documents to be delivered pursuant to this Agreement or the consummation by Seller of the transactions contemplated hereby or thereby, other than any such requirement that is applicable to Buyer as a result of the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged, other than the Business.

         (e) Capitalization of TSM; Ownership of Shares. The authorized capital stock of TSM consists of 1,000 common shares, no par value, of which the only shares outstanding are the 1,000 TSM Shares. Each of the TSM Shares has been duly authorized and validly issued and is fully paid and nonassessable. Seller is the record owner of all of the TSM Shares, free and clear of all Liens. There are no authorized or outstanding warrants, convertible securities, subscriptions, options, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, plans or other agreements of any nature providing for or affecting the purchase, issuance, sale or transfer of any issued or unissued capital stock or other securities of TSM, other than this Agreement. None of the capital stock or other securities of TSM was issued in violation of the Securities Act of 1933, as amended, or any other Law. The delivery to Buyer of certificates representing all the TSM Shares (and a duly executed instrument of transfer relating thereto) pursuant to this Agreement will transfer to Buyer good, valid and marketable title thereto, free and clear of all Liens.

         (f) Financial Statements. Attached hereto as Schedule 6(f) are (i) the combined audited Statement of Net Assets as of September 30, 1997 (the "September 30 Statement of Net Assets") and the Statement of Revenues and Expenses (which, together with the September 30 Statement of Net Assets, are hereinafter sometimes collectively referred to as the "September 30 Audited Financial Statements") of the Business for the year then ended, together with the report of D&T thereon and (ii) the combined unaudited Statement of Net Assets as of March 31, 1998 (the "March 31 Unaudited Statement of Net Assets") and the unaudited Statement of Revenues and Expenses (which, together with the March 31 Unaudited Statement of Net Assets, are hereinafter sometimes collectively referred to as the "March 31 Financial Statements") of the Business for the period then ended. Each of the September 30 Financial Statements and the March 31 Financial Statements (including any notes thereto) have been prepared from the books and accounts and financial records of the Business and in accordance with the Accounting Practices and Procedures of the Business applied on a consistent basis throughout the periods covered thereby and, except as set forth in D&T's Report on the September 30 Audited Financial Statements included in Schedule 6(f), fairly present, in all material respects, the financial position of the Business as of September 30, 1997 and March 31, 1998, respectively, and the results of its operations for the periods then ended in conformity with generally accepted accounting principles. The amounts reported in the September 30 Financial Statements and the March 31 Financial Statements have been included in the consolidated financial statements of Rockwell International Corporation for the applicable period, which consolidated financial statements are presented in accordance with generally accepted accounting principles. Neither the September 30 Audited Financial Statements nor the March 31 Financial Statements are indicative of the financial position or results of operations of the Business that would have existed if the Business had not operated as an integral part of Rockwell and Seller, thus deriving associated benefits during the periods presented. In addition, revenues, expenses, assets and liabilities presented in the September 30 Audited Financial Statements and the March 31 Financial Statements reflect intercompany services and certain, but not all, cost allocations provided by Rockwell and Seller to the Business.

         (g) Inventory. As of the date hereof, the Inventory is in all material respects of a quality useable and saleable in the Ordinary Course of Business for the purpose for which it is intended, except to the extent reserved against on the March 31 Unaudited Statement of Net Assets and for reserves incurred in the Ordinary Course of Business after March 31, 1998.

         (h) Receivables. The receivables of the Business as of the date hereof arose from bona fide sales and deliveries of goods, performance of services or other business transactions in the Ordinary Course of Business. Except for reserves against such receivables on the March 31 Unaudited Statement of Net Assets and for reserves incurred in the Ordinary Course of Business after March 31, 1998 (which reserves are adequate to our knowledge and have been calculated consistent with past practice), there is no material pending contest or dispute with respect to the amount or validity of any amount of any such receivables.

         (i) Title to Assets. Seller or TSM has good and marketable title to, or a valid leasehold interest in, the properties and assets set forth on the March 31 Unaudited Statement of Net Assets or acquired after the date thereof, free and clear of all Liens, except for (i) Permitted Liens and (ii) properties and assets disposed of in the Ordinary Course of Business since March 31, 1998.

         (j) Contracts.

                  (i) Schedule 6(j) sets forth all of the following Contracts relating to the Business (each such item required to be set forth on Schedule 6(j) being referred to as a "Material Contract"):

                     (A) all Contracts (or groups of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will (i) extend over a period of one (1) year or more or (ii) involve consideration in excess of TWENTY-FIVE THOUSAND DOLLARS ($25,000);

                     (B) all Contracts concerning a partnership or joint venture;

                     (C) all Contracts (or groups of related Contracts) which evidence or relate to, or under which the Business has created, incurred, assumed or guaranteed, any indebtedness for borrowed money;

                     (D) all Contracts concerning confidentiality or non-competition (other than standard non-disclosure forms signed by employees generally), except for any such Contract entered into by Seller or TSM with any Person (other than Buyer) for the purpose of considering the purchase of the Business, or a portion thereof, by such Person;

                     (E) all Contracts for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of FIFTY THOUSAND DOLLARS ($50,000) or providing severance benefits (other than pursuant to policies or plans of general applicability);

                     (F) all Contracts under which the Business has advanced or loaned an amount in excess of ONE THOUSAND DOLLARS ($1,000) to any of the employees of the Business;

                     (G) all Contracts which relate to inventions by employees (other than standard non-disclosure forms signed by employees generally);

                     (H) all Contracts under which the Business has guaranteed any indebtedness or obligation of any Person;

                     (I)  all Contracts with distributors, sales
                          representatives, manufacturers or other Persons relating to the distribution, sale or manufacture of products or services by the Business; and

                     (J) all material Contracts relating to the distribution or license of, or royalty payments with respect to, Intellectual Property, whether as licensor or licensee and whether on an exclusive or non-exclusive basis

                  (ii) All Material Contracts were entered into in the Ordinary Course of Business. The Business and, to the best of Seller's knowledge, the other party or parties thereto, including, without limitation, subcontractors, have complied in all material respects with the provisions of each Material Contract and are not in default thereunder (and there does not exist any condition which, after notice or lapse of time or both, would constitute a default thereunder by the Business or, to the best of Seller's knowledge, the other party or parties thereto). Each Material Contract is legal, valid, binding, enforceable and in full force and effect. No party to any Material Contract has repudiated any provision thereof.

         (k) Leases.

                  (i) Schedule 6(k) contains a list of all leases, subleases and other arrangements relating to real property, whether as lessor or lessee, to which either Seller (with respect to the Business) or TSM is a party (a "Lease").

                  (ii) All Leases were entered into in the Ordinary Course of Business. The Business and, to the best of Seller's knowledge, the other party or parties thereto have complied in all material respects with the provisions of each Lease and are not in default thereunder (and there does not exist any condition which, after notice or lapse of time or both, would constitute a default thereunder by the Business or, to the best of Seller's knowledge, the other party or parties thereto). Each Lease is legal, valid, binding, enforceable and in full force and effect. No party to any Lease has repudiated any provision thereof. All facilities subject to Leases are supplied with utilities and other services necessary for the operation of such facilities as presently operated.

         (l) Employees.

                  (i) Schedule 6(l)(i) contains a correct and complete list of the employees of the Business (setting forth their names, titles or job descriptions, dates of hire, total annual compensation, including bonuses, location and employment classification) who are as of the date hereof (x) actively employed by the Business or (y) on an approved leave of absence, workers' compensation, short or long-term disability, military leave, lay-off or other approved leave of absence. The employees set forth on Schedule 6(l)(i) are hereinafter collectively referred to as the "Employees."

                  (ii) There are no collective bargaining or other labor union contracts or other agreements covering wages, hours and terms of employment applicable to the Employees. Each of Seller (with respect to the Business) and TSM has complied in all material respects with all applicable Laws relating to employment, including equal employment opportunity, affirmative action, wages and hours, safety and health, and labor-management relations. Each Employee is authorized for employment by the Business in accordance with the Immigration and Naturalization Act, as amended, and regulations promulgated under that statute.

                  (iii) No unfair labor practice, complaint, grievance, charge of discrimination or claim against either of Seller (with respect to the Business) or TSM is pending or, to the best of Seller's knowledge, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board or any other labor relations board or similar Governmental Authority. There are no pending collective bargaining negotiations relating to any Employees, or agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent or other representative for any or all of such Employees, nor has there been, within the two (2) year period immediately preceding the date hereof, any such petition pending or any general solicitation of representation cards by any union seeking to represent any or all of the Employees as their exclusive bargaining agent or other representative at any time. There is no labor strike, lockout, dispute, disturbance, slowdown, or work stoppage pending or, to the best of Seller's knowledge, threatened against or involving the Business, nor has any strike, lockout, or work stoppage been enjoined by any writ, order, injunction or decree of any court or any other Governmental Authority.

        (m) Litigation.

                  (i) Except as set forth on Schedules 6(m) and 6(q), (x) no order, ruling, writ, decree, judgment or stipulation by or with any arbitrator, court or other Governmental Authority to which Seller (with respect to the Business) or TSM is a party or by which Seller (with respect to the Business) or TSM is bound, and which, in the case of Seller, relates to or affects the Business, TSM, this Agreement or the transactions contemplated hereby, is in effect and (y) neither Seller (with respect to the Business) nor TSM is a party to or engaged in or, to the best of Seller's knowledge, threatened with any action, suit, investigation or other proceeding at law or in equity or any arbitration or governmental, administrative, regulatory or other proceeding by or before any arbitrator, court or other Governmental Authority which relates to or affects the Business, TSM, this Agreement or the transactions contemplated hereby, and, to the best of Seller's knowledge, no event has occurred and no condition exists which could reasonably be expected to result in any such action, suit, investigation, arbitration or proceeding.

                  (ii) Neither Seller (with respect to the Business) nor TSM is in default under or with respect to any order, ruling, writ, decree, judgment or stipulation of the type described in Section 6(m)(i) above.

                  (iii) There have been no recalls or notifications with respect to products or services of the Business made by any Governmental

         Authority or voluntarily by Seller (with respect to the Business) or TSM.

         (n) Taxes. Each of Seller and TSM has (x) timely filed all material Tax Returns that are or were required to be filed by each of them on or before the date hereof and (y) paid or caused to be paid all Taxes shown to be due and payable on such Tax Returns which are not being contested in good faith. None of the assets of Seller (with the respect to the Business) or TSM is (a) held in an arrangement for which Tax Returns as a partnership are being filed, (b) subject to a safe harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986), (c) tax-exempt use property (within the meaning of
Section 168(h) of the Code) or (d) tax-exempt bond financed property (within the meaning of Section 168(g)(5) of the Code). No consent under Section 341(f) of the Code has been filed with respect to any asset or property held by Seller (with respect to the Business) or TSM.

         (o) Permits. All material Permits required by any Law for the operation of the Business have been obtained, are currently in full force and effect and are identified on Schedule 6(o) hereto. Either Seller (with respect to the Business) or TSM (as the case may be) is in compliance with all such Permits.

         (p) Sufficiency of Purchased Assets. Except as set forth on Schedule 6(p), the Assets and the assets of TSM purchased by virtue of the purchase of the TSM shares constitute (i) all of the material assets and/or rights which are used in the operation of the Business as it is being conducted as of the date hereof and (ii) all the property (real and personal, tangible and intangible, including, without limitation, Intellectual Property) necessary for the conduct by Buyer of the Business as it is being conducted as of the date hereof. None of the Assets is in need of maintenance or repairs except for ordinary and routine maintenance.

         (q) Intellectual Property. Schedule 2(b)(xii) identifies each patent or registration that has been issued to the Seller or TSM with respect to any Intellectual Property used in the Business and conveyed to Buyer hereunder and each pending patent application or application for registration that Seller or TSM has made with respect to any Intellectual Property used in the Business and conveyed to Buyer hereunder. Schedule 2(b)(xi) identifies each trade name, trademark or service mark used by the Seller or TSM in connection with the Business and conveyed to Buyer hereunder. Either Seller or TSM or both owns, or is licensed or otherwise has the legal right to use, all the Intellectual Property used in and necessary for the operation of the Business, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth on Schedule 6(q), (i) to the best of Seller's knowledge, any Intellectual Property used in any service rendered by, in any product, process, method, part or material produced or used by the Business, does not infringe upon any rights owned or held by any other Person,
(ii) there is not pending nor, to the best of Seller's knowledge, threatened, any claim or litigation against the Business contesting the rights of the Business to such Intellectual Property or the validity of such Intellectual Property or the Business's use of any Intellectual Property, (iii) no Intellectual Property of the Business is subject to any outstanding order, ruling, decree, judgment or stipulation by any arbitrator, court or other Governmental Authority, nor is there any pending proceeding relating thereto, and (iv) to the best of Seller's knowledge, there is no infringement or misappropriation of the Intellectual Property of the Business by any other Person. Either Seller or TSM holds all licenses, if any, from third parties that are necessary to the conduct of the Business as conducted as of the date hereof. Except as set forth on Schedule 6(q), no other Person has any rights or licenses under any of the Intellectual Property of the Business.

         (r) Employee Benefits. Schedule 6(r) sets forth a list of each Employee Plan. All Employee Plans that are Employee Benefit Plans have been operated and maintained in compliance in all respects with the provisions of ERISA, the Code and the rules and regulations promulgated thereunder. Seller and its Affiliates (including TSM) have performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with each Employee Plan. The Employee Plans have been administered in compliance with their respective governing documents and applicable Law. Each of the Employee Plans that are employee pension benefit plans (collectively the "Pension Plans") satisfies the requirements of Section 401(a) of the Code and each of the Pension Plans has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in any way which would adversely affect such qualified status. There is no matter pending (other than routine qualification determination filings) with respect to any Employee Plan before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"). There are no actions, suits or claims pending (other than routine claims for benefits) or, to the best of Seller's knowledge, threatened against, or with respect to, any Employee Plan or its assets. All contributions required to be made to the Pension Plans pursuant to their terms and provisions and applicable Law have been made timely. As to each Pension Plan: there has been no event or condition which presents the material risk of any termination; no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; no notice of intent to terminate such Pension Plan has been given under Section 4041 of ERISA; no proceeding has been instituted under
Section 4042 of ERISA to terminate such Pension Plans; there has been no termination or partial termination of such Pension Plan within the meaning of Section 411(d)(3) of the Code; and no Liability to the PBGC has been incurred (other than Liability for premium payments in the normal course). None of the Employee Plans that are Employee Benefit Plans has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) with a "disqualified person" or a "party in interest" (as such terms are defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA) for which an exemption has not been received from the Department of Labor and/or the Internal Revenue Service. No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan that is an Employee Benefit Plan subject to Title IV of ERISA other than those events as to which the 30 days' notice requirement is waived under PBGC Regulation Section 2615. No event or transaction has occurred with respect to any Employee Plan that would result in the imposition of a tax under any Sections 4971, 4972, 4876, 4977, 4979 or 4980B of the Code. With respect to each Pension Plan, the present value of all accrued benefits, determined on a plan termination basis using the actuarial assumptions established by the PBGC as in effect on the date of determination, does not exceed the fair market value of the assets (which for this purpose shall not include any accrued but unpaid contributions) of such Pension Plan. Except as set forth on Schedule 6(r), Seller and its Affiliates (including TSM) do not maintain or contribute to any plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon their retirement or termination of employment, except as may be required by Law, and Seller and its Affiliates (including TSM) have not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment. Neither Seller (with regard to the Business) nor TSM and its Affiliates nor any ERISA Affiliate has participated in, has been obliged to contribute to or has incurred any unpaid withdrawal liability under, any Multiemployer Plan within the six (6) year period immediately preceding the date hereof.

         (s) Environmental Matters. Except as set forth on Schedule 6(s):

                  (i) no Hazardous Materials are located on, at, in, under or about any real property, including any buildings, structures, fixtures, improvements, interests, privileges, easements and appurtenances related thereto, currently or formerly owned, leased, used or operated by Seller (with respect to the Business) or TSM or any predecessor thereof ("Premises") in a manner which violates any Environmental Requirement, or for which cleanup or corrective action of any kind is or could be required or authorized under any Environmental Requirement;

                  (ii) the Premises and the uses and activities thereon, including, but not limited to, the use, maintenance and operation at all times of the Premises by either Seller (with respect to the Business) or TSM, comply in all material respects with all Environmental Requirements;

                  (iii) no notice of violation, Lien, complaint, suit, judgment, injunction, writ, decree, order or other notice with respect to the environmental condition of the Premises or regarding the disposal or release of Hazardous Materials from the Premises onto any other property or into the environment is outstanding, or, to the knowledge of Seller, threatened, nor has any such notice been issued which has not been fully satisfied and complied with in a timely manner so as to bring the Premises into full compliance with every Environmental Requirement, and no other such notice has been received;

                  (iv) the Premises are not on the "National Priorities List" or the CERCLIS list of the USEPA, or any similar state or local list and are not the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment;

                  (v) no Lien in favor of any Governmental Authority for (x) any Liability under any Law or (y) Environmental Damages arising from costs incurred by such Governmental Authority in response to a release of a Hazardous Material into the environment has been filed or attached to any Premises; and

                  (vi) neither Seller (with respect to the Business) nor TSM has received notice that any Person (including past or present employees) may have had his or her health impaired as a result of exposure to any Hazardous Materials located on, at, in, under or about the Premises.

         (t) Absence of Certain Changes or Events.

                  (i) Except as set forth on Schedule 6(t)(i), since March 31, 1998, there have not been any changes in the Assets or Liabilities of the Business which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6(t)(i), from and after March 31, 1998 to the date hereof, the Business has been conducted only in the Ordinary Course of Business and neither Seller (with respect to the Business) nor TSM has:

                     (A) suffered any damage, destruction or casualty loss (whether or not covered by insurance) in excess of TWENTY-FIVE THOUSAND DOLLARS ($25,000);

                     (B) made any capital expenditure or series of capital expenditures in excess of TWENTY-FIVE THOUSAND DOLLARS ($25,000);

                     (C) except in accordance with the Ordinary Course of Business, (i) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of their respective directors, shareholders, officers, Employees or agents, or agreed or promised (orally or otherwise) to pay, conditionally or otherwise, any bonus, extra compensation, pension, retirement, allowance, severance or vacation pay or other employee benefit to any of such directors, officers, shareholders, Employees or agents, (ii) paid any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any of such shareholders, directors, officers, Employees or agents, (iii) committed itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or changed the terms of any such existing plan, agreement or arrangement or
                          (iv) entered into any employment agreement with or for the benefit of any Person referred to in clause (i) above;

                     (D) experienced any labor stoppage or dispute other than routine matters concluded prior to the date hereof;

                     (E) sold or transferred any of its assets, other than inventories and other assets not material to the Business in the Ordinary Course of Business;

                     (F) amended or terminated (other than by completion thereof) any Material Contract or Lease;

                     (G) incurred, assumed, created or guaranteed any Liability or made any capital investment other than in the Ordinary Course of Business or made, incurred, assumed, created or guaranteed any loan (other than the making of employee advances for travel and entertainment in the Ordinary Course of Business);

                     (H) subjected any of their respective properties to any Lien, other than Permitted Liens;

                     (I) made any change in its accounting methods or principles;

                     (J) waived or released any rights or claims of material value which relate to any Contracts, Leases or Intellectual Property;

                     (K) delayed or postponed the payment of accounts payable or other Liabilities of or relating to the Business outside the Ordinary Course of Business;

                     (L) suffered any other material occurrence, event, incident, action or transaction outside the Ordinary Course of Business which relates to or affects or could relate to or affect the conduct of the Business; or

                     (M) entered into any agreement or commitment (other than this Agreement or any arrangement or commitment provided for in this Agreement) to take any of the types of action described in subclauses (A) through
                          (L) of this Section 6(t)(i).

                  (ii) Except as set forth on Schedule 6(t)(ii), from and after September 30, 1997, TSM has not (x) declared, set aside or paid any dividend or made any other distribution (whether in cash, stock or property or any combination thereof) with respect to its capital stock; or (y) issued or sold or authorized for issuance or sale any additional shares of its capital stock, or any securities convertible into shares of any class of such capital stock or granted any option, warrant or other right, agreement or commitment of any character obligating it to issue or sell any shares of capital stock of or other equity interest in TSM; or (z) entered into any agreement or commitment (other than this Agreement) to take any of the types of action described in subclauses (x) and (y) of this sentence.

         (u) Certificate of Formation and Limited Liability Company Agreement; Minute Books. Copies of the Certificate of Formation and Limited Liability Company Agreement of TSM and all amendments to each have heretofore been delivered to Buyer and such copies are true, complete and accurate. The records of the actions and meetings contained in the minute book of TSM are true and accurate records of those meetings. The transfer register of TSM is true and accurate.

         (v) Affiliate Relationships. Except as set forth on Schedule 6(v), there are no contracts or other arrangements involving the Business or the Assets in which any officer, director, or Affiliate of Seller (with respect to the Business) or TSM has a financial interest, including indebtedness to Seller (with respect to the Business) or TSM.

         (w) Insurance. Schedule 6(w) lists all insurance policies maintained by Seller (with respect to the Business) and TSM excluding insurance policies that have expired and been replaced in the Ordinary Course of Business. No insurance policy relating to the Business or the Assets has been canceled by an insurer within the two (2) years preceding the date hereof.

         (x) Bank Accounts. Schedule 6(x) sets forth a true and complete list of all bank accounts or lock boxes maintained by or on behalf of TSM, and of all Persons authorized to take any action with respect to such bank accounts or lock boxes.

         (y) Liabilities. Except (i) as recorded or disclosed in the March 31 Financial Statements or as will be stated as a non-contingent liability recorded or disclosed in accordance with this Agreement in the Closing Statement of Net Assets, the effect of which shall be to increase the liabilities and reduce the assets on a dollar-for-dollar basis, (ii) for Liabilities incurred in the Ordinary Course of Business subsequent to

March 31, 1998 and not in violation of this Agreement which in the aggregate have not had, and may not be reasonably expected to have a Material Adverse Effect, (iii) for Retained Liabilities and (iv) for Liabilities disclosed in this Agreement or in the Schedules hereto, neither the Business, TSM nor Seller (with respect to the Business) has any Liabilities which relate to or arise out of the Business or any of its operations as heretofore or presently conducted, or any of the Assets or the past or present operation, condition or use of any of the Assets.

         (z) Limited Purpose Entities. Each of TSM and TSM Delaware were formed on July 14, 1998 for the sole purpose of the reorganization of TSM described on
Schedule 6(t)(ii). Neither of such entities has conducted any business other than the continuation of the business previously conducted by TSM Wisconsin. With respect to such reorganization:

                  (i) On July 14, 1998, pursuant to the terms of that certain Certificate of Merger and Agreement and Plan of Merger each dated July 14, 1998, between TSM Wisconsin and TSM Delaware, full and complete copies of which have previously been provided by Seller to Buyer, TSM Wisconsin was merged with and into TSM Delaware, the surviving entity and a wholly-owned subsidiary of Seller following the merger, and all right, title and interest in and to the assets, properties, rights and privileges of TSM Wisconsin were vested in TSM Delaware by operation of law, subject only to the Liabilities of TSM Wisconsin as of the date of the merger.

                  (ii) On August 5, 1998, pursuant to the terms of that certain Certificate of Merger and Agreement and Plan of Merger each dated July 15, 1998, between TSM Delaware and TSM, full and complete copies of which have previously been provided by Seller to Buyer, TSM Delaware was merged with and into TSM, the surviving entity and a wholly-owned subsidiary of Seller following the merger, and all right, title and interest in and to the assets, properties, rights and privileges of TSM Delaware were vested in TSM by operation of law, subject only to the Liabilities of TSM Delaware as of the date of the merger.

                  (iii) Neither TSM Delaware nor TSM incurred any Liabilities (other than Liabilities for applicable state franchise Taxes) or conducted any business on or prior to the date of the merger of TSM Delaware into TSM, and, following their respective mergers, the activities of TSM and TSM Delaware were, and, between the date hereof and the Closing Date the activities of TSM will be, limited to the conduct of the Business.

                  (iv) None of the execution, delivery or performance by Seller, TSM, TSM Wisconsin or TSM Delaware of the merger agreements described in Sections 6(z)(i) or (ii), or the consummation by such parties of the transactions contemplated thereby, (A) violated any provisions of any Law, order, judgment or decree or other requirement applicable to any of such party or any of their respective assets or constituted an event which, with notice, lapse of time or both, would result in any such violation; (B) violated any provisions of the Certificate of Incorporation or By-laws of Seller, TSM Wisconsin or TSM Delaware, or any provisions of the Certificate of Formation or Limited Liability Company Agreement of TSM; (C) required any Consent or notice under, or conflicted with or resulted in a breach or termination of, or constituted a default under (or constituted an event which, with notice, lapse of time or both would result in any such default under), or resulted in or permitted the termination or cancellation of or acceleration of the performance by any of such parties of any Lease or Material Contract; or (D) resulted in or permitted the creation of any Lien upon any of the Assets owned by such parties or any other assets of such parties.

                  (v) No Consent of any Governmental Agency was required by or with respect to any of such parties in connection with the execution and delivery of the merger agreements described in Sections 6(z)(i) or
         (ii) or the consummation by the parties of the transactions contemplated thereby.

7.       REPRESENTATIONS AND WARRANTIES OF BUYER.
         Buyer makes the following representations and warranties to Seller:

         (a) Organization; Power and Authority.

                  (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (ii) Buyer has all requisite power and authority, corporate and otherwise, to execute, deliver and perform the obligations of Buyer under this Agreement and to consummate the transactions contemplated hereby.

         (b) Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized and approved by all necessary and proper corporate action on the part of Buyer and no other proceedings on the part of the shareholders of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, constitutes the legal, valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

         (c) No Conflict. Except for Consents required under the HSR Act, none of the execution, delivery or performance by Buyer of this Agreement or of any instruments or other documents to be delivered pursuant to this Agreement, or the consummation by Buyer of the transactions contemplated hereby (i) will violate any provisions of any Law, order, judgment or decree or other requirement applicable to Buyer or any of its assets or constitute an event which with notice, lapse of time or both would result in any such violation or (ii) will violate any provision of the Certificate of Incorporation or By-laws of Buyer.

         (d) Consents. Except for Consents required under the HSR Act, no material Consent of any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer, the execution, delivery or performance by Buyer of any instruments or other documents to be delivered pursuant to the Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

         (e) Litigation. There is no claim or litigation involving Buyer which is pending or, to the best of Buyer's knowledge, threatened, that seeks to enjoin or to obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

         (f) Securities Representations. Buyer is acquiring the TSM Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such TSM Shares. Buyer agrees that the TSM Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

         (g) Funds. Buyer has, or Buyer has a firm commitment from a lending institution for, and shall at the Closing or on September 30, 1998, which ever is the first to occur, sufficient funds to permit Buyer to pay the Initial Purchase Price and to consummate the transactions contemplated by this Agreement to be consummated by Buyer.

8.       COVENANTS OF SELLER.

         (a) Cooperation. Seller shall use and shall cause TSM to use its reasonable best efforts (which shall not require the expenditure of funds or other financial accommodations)(other than a de minimis expenditure to secure all Consents from third parties as shall be required in order to enable Seller and TSM to effect the transactions contemplated by this Agreement, and Seller will otherwise use and shall cause TSM to use its reasonable best efforts (which shall not require the expenditure of funds (other than a de minimis expenditure) or other financial accommodation) to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof (including, without limitation, the satisfaction, but not the waiver, of the conditions precedent set forth in Section 12(b) hereof).

         (b) Access to Information. From the date hereof through the Closing Date, Seller shall afford and shall cause TSM to afford to Buyer and Buyer's accountants, counsel and other representatives full access, upon reasonable notice, to, and upon request, copies of, all of the properties, books, Contracts, commitments and records of the Business in order for Buyer to perform its due diligence in connection with the transactions contemplated hereby; provided, however, that any such due diligence investigation shall be conducted in such a manner as to not interfere unreasonably with the operation of the Business.

         (c) Preservation and Conduct of Business.

                  (i) From the date hereof through the Closing Date, Seller shall and shall cause TSM (i) to conduct the Business only in the Ordinary Course of Business, (ii) to maintain the assets of the Business in good operating condition and repair in substantially the same manner as heretofore, (iii) to maintain relationships consistent with prior practices with respect to the suppliers, distributors and customers and others having business relations with the Business, (iv) to pay and perform all of the Liabilities incurred by the Business as and when due, including all Leases, Contracts and other commitments, in accordance with the terms and provisions thereof and (v) to comply in all material respects with all applicable Laws, in each case, consistent with the provisions of this Agreement.

                  (ii) From the date hereof through the Closing Date, Seller shall not and Seller shall cause TSM not to engage in, without the prior written consent of Buyer, any transaction which, if engaged in, would constitute a breach of the representations and warranties of Seller contained in Section 6 hereof.

         (d) Further Assurances. At any time and from time to time after the Closing Date, at Seller's expense, Seller shall execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         (e) Exclusive Dealing. Seller shall, and Seller shall cause TSM and Seller's and TSM's respective directors, shareholders, officers, employees, agents and representatives (including, without limitation, investment bankers, attorneys and accountants) to, refrain from taking any action directly or indirectly to solicit, encourage or initiate proposals or offers from, solicit, encourage, initiate or participate in inquiries (whether solicited or unsolicited), discussions or negotiations with, or provide any information to, any Persons (other than Buyer or its representatives or a Governmental Authority) concerning any purchase of the Business (in whole or in part) any sale of assets (other than sales of inventory in the Ordinary Course of Business), any sale or transfer of the TSM Shares or similar transaction involving the Business or otherwise facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. Seller shall promptly notify Buyer if, at any time prior to the Closing Date, any proposal, offer, inquiry or contact with respect to any of the foregoing is made. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing. Seller will promptly request all Persons who have heretofore executed a confidentiality, non-disclosure or similar agreement in connection with such Persons' consideration of acquiring the Business in whole or in part to return or destroy all confidential information heretofore furnished to such Persons with respect to the Business by or on behalf of Seller.

         (f) Customer Payments. Seller will, and will cause its Affiliates to, forward promptly by check to Buyer any customer payments in respect of accounts receivable constituting Assets received by Seller or any of its Affiliates after the Closing Date, whether received in lock boxes, via wire transfer or otherwise.

         (g) Environmental Assessment Buyer may conduct or cause to be conducted a Phase One environmental assessment of TSM's leased and owned real property during the thirty-day period from the date hereof. Seller shall provide or cause to be provided to Buyer and its representatives access to such properties and any records relating thereto in Seller's or TSM's possession as Buyer shall reasonably request. Buyer shall promptly provide Seller with a copy of the Phase One assessment reports upon their completion. Buyer acknowledges and agrees that any matters disclosed in Buyer's Phase One assessment reports that are also disclosed in the reports on the Phase One environmental assessments conducted by and on behalf of Seller and referenced on Schedule 6(s) hereto shall not be the basis for any claim under this Agreement, including, without limitation, any claim for breach of representation or warranty contained herein. Seller may elect, at its sole cost and expense, to cure or otherwise remediate any matter disclosed in Buyer's Phase one assessments that would be a basis for a claim of breach of Seller's environmental representation and warranty set forth in
Section 6(s) hereof. Buyer and Seller shall negotiate in good faith with respect to the scope and timing (which may extend beyond the Closing Date) of any such cure or remediation.

9.       COVENANTS OF BUYER.

         (a) Cooperation by Buyer. Buyer will use its reasonable best efforts (which shall not require the expenditure of funds or other financial accommodations) to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof (including, without limitation, the satisfaction, but not the waiver of, the conditions precedent set forth in Section 12(a) hereof).

         (b) Further Assurances. At any time and from time to time after the Closing Date, at Buyer's expense, Buyer shall execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         (c) Use of Names, Trademarks, etc.

                  (i) From and after the Closing Date, except as permitted under this Section 9(c), Buyer will not use or have any rights to the Retained Names or any derivatives thereof, or any other corporate symbol, logo, trademarks, trade names or service marks of Seller and its Affiliates not constituting Assets, including, without limitation, any name or mark which includes the Retained Names (or any corporate symbol or logo related thereto) or any derivative thereof or name or mark confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol used or possessed by Seller or any of its Affiliates and will not hold itself out as having any affiliation with Seller or any of its Affiliates. However, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer a non-exclusive, non-transferable license to utilize, without obligation to pay royalties to Seller or any of its Affiliates, the Retained Names or any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs and products of the Business only as set forth in paragraphs (ii) through (vi) of this Section 9(c), subject to the terms and conditions of this Section 9(c), in each case in the same manner and to the same extent as such trademarks, trade names, corporate symbols or logos were used by the Business on the Closing Date.

                  (ii) All documents constituting Assets as of the Closing Date within the following categories may be used for the duration of the periods following the Closing Date indicated below or until the supply is exhausted, whichever is the first to occur:

                                                                                      MAXIMUM PERIOD OF PERMITTED
                                    CATEGORY OF DOCUMENTS                            USE FOLLOWING THE CLOSING DATE
                                    ---------------------                            ------------------------------
           A.       Stationery                                                                  3 months
           B.       Invoices, purchase orders, debit and credit memos and other                 3 months
                    similar documents of a transactional nature
           C.       Business cards                                                              3 months
           D.       Other outside forms such as packing lists, labels, packing                  3 months
                    materials and cartons, etc.
           E.       Forms for internal use only                                                 6 months
           F.       Product literature                                                          6 months

                  (iii) All vehicles constituting Assets as of the Closing Date may continue to be used without re-marking (except as to legally required permit numbers, license numbers, etc.) only for a period not to exceed six months following the Closing Date or the date of disposition of the vehicle, whichever is the first to occur. Buyer will cause all markings on such vehicles to be removed or permanently obscured prior to disposition of such vehicles.

                  (iv) Within three months following the Closing Date, Buyer will cause to be removed from display at all facilities constituting

         Assets all demountable displays which contain the Retained Names or any corporate symbol related thereto or any trademark, trade name or corporate symbol not constituting Assets and Buyer will remove, or will cause the removal of, all signs displaying any such trademark, trade name or corporate symbol at all such facilities no later than six months following the Closing Date.

                  (v) Products of the Business (A) in finished goods inventory (to the extent the same bear any of the Retained Names at the Closing
         Date), (B) in work in process (to the extent the same bears any such trademark or trade name at the Closing Date or has any such trademark or trade name applied to it in the Ordinary Course of Business within 90 days following the Closing Date) and (C) that enter work in process during the 90-day period following the Closing Date may be disposed of by Buyer without re-marking.

                  (vi) If the Laws of any country require that any mark subject to this Section 9(c) or the right of Buyer to use any mark as permitted by this Section 9(c) be registered in order to protect fully Seller or any of its Affiliates, the Parties will cooperate in constituting Buyer as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such Laws of any country require that any such mark or the use by Buyer of any such mark be registered prior to use in order to protect fully Seller or any of its Affiliates, the license granted pursuant to this Section 9(c) will not extend to such country until such registration has been effected to the reasonable satisfaction of Seller. Any expenses for registering such mark or constituting Buyer as a registered user in any country shall be borne by Buyer. Any registration of Buyer as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by Buyer of the terms of this Section 9(c) and Buyer will, upon request of Seller, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

         (d) Performance of Contracts. Buyer will assume as of the Closing Date and will pay or perform in a timely manner, and in accordance with their terms, any and all obligations under the Contracts.

10.      MUTUAL COVENANTS.

         (a) Certain Tax Matters.

                  (i) Preparation and Filing of Tax Returns. Seller shall prepare and timely file or shall cause to be prepared and timely filed all appropriate Tax Returns in respect of TSM or any TSM Predecessor-in-interest, its business, assets or operations that (x) are required to be filed on or before the Closing Date or (y) are required to be filed after the Closing Date and (A) are consolidated Tax Returns or (B) that are required to be filed by TSM or any TSM Predecessor-in-interest on a separate return basis for any tax period ending on or before the Closing Date. Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns required of TSM, for or in respect of its business, assets or operations for any period ending after the Closing Date. Any such Tax Returns that include tax periods ending on or before the Closing Date or that include the business, assets or operations of TSM or any TSM Predecessor-in-interest through the Closing Date shall, insofar as they relate to TSM or any TSM Predecessor-in-interest, be on a basis consistent with the last previous such Tax

         Returns filed in respect of TSM or any TSM Predecessor-in-interest, unless Seller or Buyer, as the case may be, concludes that there is no reasonable basis for such position. TSM (prior to the Closing) shall not modify any position taken on any Tax Return of TSM or any TSM Predecessor-in-interest which relates to TSM's business, assets or operations filed on or prior to the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

                  (ii) Payment of Taxes by Seller. Seller shall timely pay or cause to be paid all Taxes due with respect to tax periods ending on or before the Closing Date or with respect to Tax Returns of TSM or any TSM Predecessor-in-interest that Seller is required to prepare and timely file pursuant to Section 10(a)(i) hereof. With respect to any Tax Returns of TSM other than those described in the preceding sentence, which are required to be filed for a period ending after the Closing Date and which include on a separate, consolidated or combined basis the business, assets or operations of TSM or any TSM Predecessor-in-interest through the Pre-Closing Period, Buyer shall compute or cause to be computed the amount of Taxes that would be reflected on a separate return of TSM or any TSM Predecessor-in-interest for the Pre-Closing Period (assuming that such return was permitted or required in respect thereof and in the case of such Taxes that are Income Taxes, such Income Taxes shall be computed by determining the item of income, expense, deduction, loss or credit on a "closing of the books" basis as of the Closing Date) and shall follow comparable procedures in determining any Taxes of TSM or any TSM Predecessor-in-interest for which no Tax Return is required, and Seller shall pay to Buyer (after a properly supported written request by Buyer) on the due date, including extensions, if any, of such Tax Return (or, if no Tax Return is required, the due date of the payment of Taxes), the aggregate amount, if any, of such Taxes.

                  (iii) Tax Refunds or Credits. In the event that either Buyer or TSM receives a refund or credit of Taxes with respect to any tax period ending on or before the Closing Date or with respect to the Pre-Closing Period for which TSM or Seller has made a payment, then the amount of such refund or credit shall be treated as an offset for the account of Seller against Taxes, if any, for which Seller is liable pursuant to this Agreement that are attributable to adjustments correlative to the adjustments giving rise to the refund or credit; if no such Taxes are available for offset, such amounts shall be refunded to Seller.

                  (iv) Federal Tax Treatment of Transfer of TSM. At the Closing, Seller shall transfer the business of TSM to Buyer in such a manner as to constitute a sale of assets to Buyer for U.S. federal Income Tax purposes, and Seller and Buyer agree to treat such transfer of Seller's interest in TSM as a sale by Seller to Buyer of the assets held by TSM for U.S. federal Income Tax purposes.

                  (v) Allocation of Consideration. The Purchase Price and the liabilities of the Business and TSM shall be allocated among the assets of TSM, the Assets and the covenant not to compete in Section 15 in accordance with a schedule (the "Consideration Allocation") to be delivered by Buyer to Seller within ninety (90) days after the Closing Date. The Consideration Allocation shall be prepared in accordance with Treas. Regs. Sections 1.338(b)-2T(b) and 1.1060-1T(d) (or any other comparable provisions of state or local Tax law) or any successor provision. Seller will have the right to raise reasonable objections to the Allocation Schedule within thirty (30) days after its receipt thereof, in which event Seller and Buyer will negotiate in good faith to resolve such objections. If the parties have not resolved such objections within 30 days after the initiation of such attempts, such objections will be resolved by an arbitration to be conducted by a nationally recognized independent accounting firm acceptable to Buyer and Seller, whose fees and expenses will be borne equally by Buyer and Seller. Buyer and Seller will be bound by the determination of the arbitrator rendered in such arbitration. Each of Seller and Buyer agree that they will report and cause to be reported all federal, state, provincial, local and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Consideration Allocation, and shall not make any inconsistent statement or adjustment on any returns or during the course of any Internal Revenue Service or other Tax audit.

                  (vi) Cooperation on Tax Matters. Buyer and Seller shall (x) furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business and TSM as is reasonably necessary for the preparation and filing of any return, report, statement or form (including the Tax workpaper preparation packages necessary for the preparation of Tax Returns which the Seller is obligated to prepare or cause to be prepared), for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustments of Taxes and (y) use their reasonable best efforts, upon request, to obtain any certificate or other document from any taxing authority, customer of the Business or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the Business or TSM, provided that neither Buyer nor Seller shall be required to take any action under this Section 10(a)(vi) that is inconsistent with another tax position being taken by such Party.

                  (vii) Tax Contests.

                     (A) Notice. If a claim shall be made by any taxing authority which, if successful, would result in an indemnity payment by Seller pursuant to Section 10(c) hereof (a "Tax Claim"), or if an audit is commenced by any taxing authority with respect to Taxes that could give rise to a Tax Claim (a "Tax Audit"), Buyer shall, promptly following Buyer's receipt of the same, notify Seller in writing of such Tax Claim or such Tax Audit, as the case may be. If such notice is not given to Seller to apprise Seller of the nature of the Taxes (in each instance taking into account the facts and circumstances), Seller shall not be liable to Buyer to the extent that Seller's position is actually prejudiced as a result thereof. Seller shall promptly notify Buyer if a Tax Claim is made or a Tax Audit is commenced by any taxing authority which could result in Buyer (or an Affiliate of Buyer) or TSM paying Taxes for a taxable period ending after the Closing Date. If such notice is not given to Buyer to apprise Buyer of the nature of the Taxes (in each instance taking into account the facts and circumstances), Buyer shall not be liable to Seller to the extent that Buyer's position is actually prejudiced as a result thereof.

                     (B) Control of Proceedings. Seller shall have the right, at its option, at its own expense and with its own counsel, upon timely notice to Buyer, to assume and control the conduct of any Tax Audit and the defense of any suit, action or proceeding with respect to any Tax Claim provided that Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Audit or Tax Claim relating to Taxes for any period that includes but does not end on the Closing Date, that could result in Buyer (or a Buyer Affiliate) or TSM paying Taxes for which Seller is not liable, and provided further that Buyer shall control all proceedings relating to any tax period beginning subsequent to the Closing Date. If Seller elects to assume the defense of any Tax Audit or Tax Claim as provided herein, notwithstanding anything to the contrary contained herein, (i) Seller shall procure Buyer's written consent to any settlement with respect to the Taxes if the effect of such settlement would be an increase in the liability of Buyer, TSM or of any other Affiliate of Buyer for any Taxes for any period ending after the Closing Date and if Seller would not be obligated under this Section 10(a) to pay the full amount of such increase in Taxes, and (ii) Seller shall keep Buyer informed of all material developments and events relating to such Tax Audit or Tax Claim. Except as provided above, Seller at its sole option may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to any Tax Claim over which Seller has exclusive control and may, at its sole option, either pay the Taxes claimed and sue for a refund where applicable Law permits such refund suits or may contest the Tax Claim in any permissible manner and prosecute such contest to a determination in a court of initial jurisdiction and to a determination in an appellate court.

                     (C) Tax Indemnification. Seller shall indemnify Buyer against and hold harmless from (i) all Taxes for which Seller is liable, including Taxes for which they are liable under this Agreement and (ii) all Taxes attributable to a breach by Seller of any of its representations, warranties or covenants relating to Taxes under this Agreement. Notwithstanding the foregoing, Seller shall not indemnify Buyer or TSM from any liability for Taxes attributable to any action taken by Buyer or TSM after Closing (other than any action expressly required or otherwise expressly contemplated by this Agreement) (a "Buyer's Tax Act"). Buyer shall indemnify Seller against and hold harmless from Taxes caused by a Buyer's Tax Act and all Taxes for which Buyer is liable under this Agreement.

                     (D) Time Limitation. The right of Buyer to indemnification for losses arising under this Section 10(a) shall apply only to those claims for indemnification, notice of which is given pursuant to this Agreement to Seller on or before 60 days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to any Taxes in question.

                     (E) Exclusivity. All rights and obligations of the Parties hereto with respect to Taxes, including all rights of Buyer to indemnification by Seller, shall be governed exclusively by the provisions of this Section 10(a), and in particular the provisions of Section 14(a) shall not apply to Damages arising under this Section 10(a).

                  (viii) No Election to Treat as a Corporation. Seller will not make, or cause to be made, any election to treat TSM as an association taxable as a corporation either (1) for federal Tax purposes, pursuant to Treasury Regulations Section 301.7701-3 (or any successor provision) or (2) pursuant to any similar provision of state or local Law.

         (b) Governmental Consents.

                  (i) Consents of Governmental Authorities. Each of the Parties will use its reasonable best efforts to obtain any Consents of Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement (including efforts to influence any Governmental Authority to decline to challenge or otherwise object to the transaction). Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust

         Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period thereunder, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each of the Parties will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Each of the Parties will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them or their representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Parties will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Authority in connection therewith and shall (i) comply promptly with any such inquiry or request in a manner considered appropriate by that Party consistent with the above, and (ii) promptly provide the other with a description of the information provided to any Governmental Authority with respect to any such inquiry or request. In addition, each of the Parties will keep the other apprised of the status of any such inquiry or request.

                  (ii) Post-Closing Divestiture. Buyer shall take any and all actions, enter into any agreement, accept any judgment, decree or order and give any undertaking that may be required to eliminate any impediment to Closing, including actual or threatened litigation, arising under the antitrust laws of the United States or any state thereof (an "Impediment") that can be eliminated by the agreement by Buyer to a commercially reasonable divestiture of a portion of the Business (a "Divestiture") and Buyer shall agree to implement such Divestiture if necessary to eliminate the Impediment. If the Parties or Buyer determines that it is reasonably apparent that a Divestiture is available as a remedy and that it is reasonably likely that a Divestiture will be required in order to remove an Impediment, then not later than ten (10) days following such determination, the Closing shall occur (provided that no relevant Governmental Authority objects thereto) and the Parties shall cause the Initial Purchase Price to be released from escrow and paid to Seller in accordance with the terms of the Escrow Agreement.

                  (iii) Pre-Closing Corrective Actions. If and only if the Parties determine that the Impediment cannot reasonably be removed by a post-Closing Divestiture as set forth in Section 10(b)(ii) above:

                     (A) If the Parties determine that it is reasonably apparent that Buyer's acquisition of certain of Seller's or TSM's assets will likely present an Impediment to a prompt Closing, then Buyer agrees to proceed promptly to a Closing with respect to the remaining assets and to cause the Initial Purchase Price to be released from the escrow and paid to Seller in accordance with the terms of the Escrow Agreement, in which event Seller shall, if reasonably feasible and if agreeable to any relevant Governmental Authorities, engage Morgan Stanley or Piper Jaffray or another mutually agreeable investment banking firm to sell the assets not acquired by Buyer and remit to Buyer the proceeds received from such sale, less the expenses incurred by Seller in connection therewith, provided in this event that the assets not acquired by Buyer shall constitute the equivalent of a Divestiture.

                     (B) If the Impediment cannot be removed by a pre-Closing restructuring as described in Section 10(b)(iii)(A) above, but can only be removed by a Divestiture by Seller prior to Closing, Seller shall engage Morgan Stanley or Piper Jaffray or another mutually agreeable investment banking firm to make such Divestiture. Not later than ten (10) days following consummation of such Divestiture, the Closing shall occur, the Parties shall cause the Initial Purchase Price to be released from the escrow and paid to Seller in accordance with the terms of the Escrow Agreement, and at the Closing Seller shall remit to Buyer the proceeds Seller received from the Divestiture, less the expenses incurred by Seller in connection therewith.

                  (iv) Termination. Buyer shall not be required to consummate the transactions contemplated hereby, and may terminate this Agreement, if the Parties determine that a consummation would require a remedy other than, and, in Buyer's and Seller's good faith judgment, more onerous to Buyer than, a Divestiture.

         (c) Insurance. Coverage of the Business under all insurance policies of Seller and its Affiliates shall cease as of the Closing Date. From and after the Closing Date, Buyer will be responsible for obtaining and maintaining all insurance coverages with respect to the Business. Buyer will have no rights with respect to any insurance policies of Seller or any of its Affiliates, except that Buyer will have the right to assert claims (and Seller will use reasonable best efforts to assist the Buyer in asserting claims) for any loss, Liability or damage with respect to Assets under such insurance policies which are third-party "occurrence basis" policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, provided that, (i) all of Seller's and its Affiliates' reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Buyer, (ii) Seller and its Affiliates may, at any time, without Liability or obligation to Buyer or any of its Affiliates, amend, commute, terminate, buy-out, extinguish Liability under or otherwise modify any Occurrence Basis Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (iii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Seller or any Affiliate of Seller in respect thereof and (iv) such claims will be subject to exhaustion of aggregate limits. None of Seller or its Affiliates will bear any Liability for the failure of an insurance carrier to pay any claim under any Occurrence Basis Policy.

         (d) Post-Closing Access; Preservation of Records.

                  (i) From and after the Closing, Buyer shall make or cause to be made available to Seller and its agents and employees all books, records and documents of Buyer and its Affiliates relating to the

         Business (and the assistance of Buyer's and its Affiliates' employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (w) preparing Tax Returns and financial statements and responding to Tax Audits covering operations and transactions at or prior to the Closing Date, (x) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any legal action, suit, investigation or other proceeding pending, threatened or anticipated by or against Seller or any of its Affiliates or any of their properties, officers, directors or employees (or for which Seller or any of its Affiliates has any obligations) before any court, arbitrator or Governmental Authority,
         (y) preparing reports to stockholders and Governmental Authorities or
         (z) such other purposes for which access to such documents is believed by Seller to be reasonably necessary; provided, however, that access to such books, records, documents and employees shall not unreasonably interfere with the normal operations of Buyer and its Affiliates and the reasonable out-of-pocket expenses of Buyer incurred in connection therewith shall be paid by Seller. Buyer shall maintain and preserve all such books, records and other documents for the greater of (a) six years after the Closing Date or (b) any applicable statutory or regulatory retention period, as the same may be extended.

                  (ii) From and after the Closing, Seller shall make or cause to be made available to Buyer and its agents and employees all books, records and documents of Seller and its Affiliates relating to the Business during regular business hours for the same purposes, to the extent applicable and with the same requirements regarding maintenance and preservation imposed on Buyer as set forth in Section 10(d)(i) above; provided, however, that access to such books, records and documents shall not unreasonably interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Buyer.

                  (iii) The parties acknowledge that all such information provided to the other party under this Section 10(d) is subject to the terms of the Confidentiality Agreement between the Parties dated April 9, 1998 (the "Confidentiality Agreement").

         (e) Risk of Loss.

                  (i) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets (which for the purpose of this Section 10(e) shall be deemed to include the assets of TSM) from any cause whatsoever shall be borne by Seller (or TSM in the case of assets of TSM) at all times prior to the Closing. In the event of any loss, damage, impairment, confiscation, or condemnation in excess of FIFTY THOUSAND DOLLARS ($50,000), whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation in excess of FIFTY THOUSAND DOLLARS ($50,000). Such notice shall state the estimated cost of repair, replacement or restoration of such Assets and whether Seller intends to repair, replace or restore (or cause the repair, replacement or restoration of) the Assets to substantially the same condition as prior to such event.

                  (ii) If Seller, at its expense, repairs, replaces, or restores (or causes to be repaired, replaced or restored) such Assets to substantially the same as their prior condition to the reasonable satisfaction of Buyer before the Closing, Seller (or its Affiliates other than TSM) shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

                  (iii) If Seller does not or cannot repair, restore or replace (or cause to be repaired, restored or replaced) lost, damaged, impaired, confiscated or condemned Assets having a replacement cost in excess of FIFTY THOUSAND DOLLARS ($50,000) in the aggregate or informs Buyer that it does not intend to repair, restore or replace (or cause to be repaired, restored or replaced) such Assets, Buyer may at its option: (x) terminate this Agreement pursuant to Section 13(a)(ii); or
         (y) proceed to the Closing without Seller completing (or causing) the restoration and replacement of such Assets; provided that Seller (or its Affiliates) shall retain all rights under applicable insurance policies and condemnation awards, if any, and Seller shall use its reasonable best efforts to the extent permitted by the terms of such insurance policies or condemnation awards or by applicable Law, to assign (or cause the assignment of) to Buyer such rights and awards, provided that all of Seller's (or any of its Affiliates') out-of-pocket costs and expenses incurred in connection with the foregoing are promptly reimbursed by Buyer and, provided further, that such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligation of Seller or any of its Affiliates in respect thereof; and in such event, Seller shall have no further Liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

                  (iv) If Seller informs Buyer that it does not intend to repair, restore or replace (or cause the repairing, restoration or replacement of) the lost, damaged, impaired, confiscated or condemned Assets, then Buyer will notify Seller of a decision under the options described in Sections 10(e)(iii)(x) and (y) above within ten (10) business days after Seller's notice to Buyer of the damage or destruction of Assets, the estimate of the costs to repair or replace and Seller's intention not to repair, restore or replace (or cause such repairing, restoration or replacement). If Seller states that it intends to restore (or cause the restoration of) the damaged Assets and if Seller has not restored (or caused such restoration of) such damaged Assets immediately prior to the Closing Date, then, notwithstanding any prior delivery of a notice by Buyer to proceed pursuant to this Section 10(e)(iv), Buyer shall have the right either to postpone the Closing or terminate this Agreement pursuant to Section 13(a)(ii).

         (f) Intellectual Property Licenses.

                     (i) (A) Seller will grant at the Closing to Buyer a world-wide, irrevocable, exclusive, royalty-free license (with a right to sublicense) under the patents, or patents resulting from any applications or disclosures, of the Seller Licensed Technology, and any counterparts thereof, or any divisions, substitutes, continuations, reissues or re-examinations thereof, to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith solely in the field of the Business (or any related extensions or expansions of the Business); said exclusive license being transferable solely in connection with the sale of all or any part of Buyer's business to which such patents relate. For purposes of this Agreement, "Seller Licensed Technology" means any Intellectual Property of Seller or any of its Affiliates used by Seller or TSM in the Business that is not transferred to Buyer hereunder.

                     (B) Seller will grant at the Closing to Buyer a world-wide, irrevocable, exclusive, royalty-free license (with a right to sublicense) to use any commercial or technical information relating to the Seller Licensed Technology and owned or licensable by Seller as of the Closing, solely in connection with the field of the Business (or any related extensions or expansions of the Business) and to transfer such license solely in connection with the sale of all or any part of Buyer's business to which the license relates. To the extent that Buyer does not have copies of any information or materials relating to the Seller Licensed Technology, Seller will supply promptly to the Buyer copies of any such information or materials.

                     (C) Buyer acknowledges that, notwithstanding the licenses of subsections (A) and (B), Seller and its Affiliates retain and continue to hold unfettered rights, including the rights to use, sublicense or sell all Seller Licensed Technology without accountability, so long as such rights are exercised solely in fields outside the fields of the Business.

                     (D) Seller represents and warrants (i) that it has the full right to grant the licenses set forth in subparagraphs (A) and (B) above; (ii) that to Seller's knowledge, use of the Seller Licensed Technology as it is currently used in the Business does not infringe or violate the rights owned or held outside the United States by any Third Person; (iii) that to Seller's knowledge, use of the Seller Licensed Technology as it is currently used in the Business does not infringe or violate the rights owned or held in the Unites States by any third Person; and (iv) that to Seller's knowledge, there exist no facts that would cause any of the properties licensed under subsections (A) and
                          (B) above to be invalid or unenforceable. Seller makes no warranties regarding the scope of exclusivity provided by any patent included in the Seller Licensed Technology and no other warranty regarding validity or enforceability of Seller Licensed Technology covered by the licenses set forth in subsections (A) and (B). The representations and warranties contained in this section D shall be subject to the limitations and conditions set forth in Section 14(d) hereof.

                     (E) As to the patents or patent applications covered by the license set forth in subsection (A), Seller (including its Affiliates) has no obligation to file or prosecute any patent application or to maintain any patents in force; provided that, in the event Seller determines to discontinue payment of maintenance fees on any issued patent included in Seller Licensed Technology, Seller shall provide Buyer timely written notice of such determination. Upon the written request of Buyer, Seller shall promptly (and in any event no later than 30 days from Buyer's written notice) execute and deliver to Buyer an assignment of the issued patent that is the subject of Seller's determination at no additional cost. Any such assignment shall be subject to a covenant not to sue in favor of Seller. Such assignment may retain for Seller a right to use the assigned patent solely in fields outside the fields of the Business.

                     (ii) (A) Buyer will grant at the Closing to Seller and its
                          Affiliates a world-wide, irrevocable, non-exclusive, royalty-free license (without the right to sublicense), under the patents, or patents resulting from any applications or disclosures, of the Business Licensed Technology, and any counterparts thereof, or any divisions, substitutes, continuations, reissues or re-examinations thereof, to make, have made, use, import, sell or otherwise dispose of products, or to practice any process in connection therewith, in fields other than the Business; said non-exclusive license being transferable solely in connection with the sale of all or any part of Seller's or any of its Affiliates' business to which such patents relate. For purposes of this Agreement, "Business Licensed Technology" means any Intellectual Property of Seller that is transferred to the Buyer hereunder and is used by Seller or TSM and its Affiliates in fields other than in the Business.

                     (B) Buyer will grant at the Closing to Seller and its Affiliates a world-wide, irrevocable, non-exclusive, royalty-free license, (without the right to sublicense), to use any commercial or technical information relating to the Business Licensed Technology and owned or licensable by the Buyer as of the Closing, in connection with fields other than the Business and to transfer such license solely in connection with the sale of all or any part of Seller's or any of its Affiliates' business to which the license relates. To the extent that Seller or any of its Affiliates do not have copies of any information or materials relating to the Business Licensed Technology, Buyer will supply promptly to Seller copies of any such information or materials.

                     (C) Buyer makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any Business Licensed Technology or any patents or information licensed hereunder and Buyer has no obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith.

         (g) Escrow Agreement If the Closing shall not have occurred on or before September 30, 1998, (i) Buyer and Seller shall execute and deliver an Escrow Agreement substantially in the form of Exhibit B hereto, and

(ii) Buyer shall place the Initial Purchase Price in escrow in accordance with the terms of the Escrow Agreement.

1.       EMPLOYMENT ARRANGEMENTS, BENEFITS AND PENSION PLANS.

         (a) Employment. Buyer shall offer employment commencing as of the Closing Date to the Employees listed on Schedule 6(l)(i). The Employees who accept such an offer of employment by Buyer on the Closing Date are herein referred to as "Continued Employees" and those who do not accept such offer are herein referred to as "Retained Employees." Nothing contained in this Section 11(a) is intended to confer upon any Employee listed on Schedule 6(l)(i), including, without limitation, any such Employee who becomes a Continued Employee, any right to continued employment after the Closing Date.

         (b) Severance Benefits.

                  (i) Seller shall be solely responsible for and shall pay when due all direct and indirect Liabilities, claims, losses, damages, costs and expenses in respect of any claim of any Retained Employee, that such Retained Employee's employment has been terminated, either voluntarily or involuntarily, in conjunction with the transactions contemplated hereby, including, without limitation, any claim for severance pay, unemployment benefits or any other Liabilities, claims, losses, damages, costs and expenses (including interest, penalties and fees of legal counsel), asserted against, imposed upon or incurred by Buyer or any of its Affiliates or Seller or any of its Affiliates arising from or relating in any way to such claims (whether or not such claim is based on any severance policy, agreement, arrangement or program which may exist or arise under any contract, employment agreement or under any federal, state or local
         Law).

                  (ii) Except as provided in Section 11(b)(iii) below, Buyer shall be solely responsible for and shall pay when due all direct and indirect Liabilities, claims, losses, damages, costs and expenses in respect of any claim of any Continued Employee that such Continued Employee's employment has been terminated, either voluntarily or involuntarily, in conjunction with or at any time after the Closing Date, including, without limitation, any claim for severance pay, unemployment benefits or any other Liabilities, claims, losses, damages, costs and expenses (including interest, penalties and fees of legal counsel), asserted against, imposed upon or incurred by Buyer or any of its Affiliates or Seller or any of its Affiliates arising from or relating in any way to such claim (whether or not such claim is based on any severance policy, agreement, arrangement or program which may exist or arise under any contract, employment agreement or under any federal, state or local Law).

                  (iii) If Buyer is deemed to have terminated any Continued Employee after the Closing Date solely as a result of Buyer's attempt to transfer such Continued Employee within six months after the Closing Date to a location other than such Continued Employee's location on the Closing Date (and such Continued Employee rejects such transfer and is terminated by Buyer as a result), then Seller will reimburse Buyer for all severance costs incurred by Buyer in connection with such termination, up to the amount Seller would have paid such employees as severance had they remained employees of Seller.

         (c) Employee Obligations.

                  (i) Seller shall be solely responsible for and shall pay when due any Liabilities or obligations associated with the employment of any Employees of Seller engaged in the Business, arising out of any action through the Closing of any kind, character or description, including, without limitation, Seller's obligations with respect to Seller's employee benefit plans, accrued vacation/holiday, bonuses, retention bonuses committed to any Employee (including any Continued Employee) by Seller or otherwise; and

                  (ii) Buyer shall be solely responsible for and shall pay when due any Liabilities or obligations associated with the employment of any employees of Buyer (including, without limitation, any Continued Employee) engaged in the Business arising out of any action after the Closing of any kind, character or description, including, without limitation, Buyer's obligations with respect to employee benefit plans of Buyer, accrued vacation/holiday, bonuses (except for any retention bonuses agreed to be paid to Continued Employees by Seller), or otherwise and except as noted in Section 11(b)(iii).

         (d) Welfare Plans. Buyer shall be responsible for payment of all amounts payable after the Closing Date in respect of employee welfare and fringe benefits paid or payable to Continued Employees under Buyer's welfare and fringe benefit plans. Seller shall be responsible for payment of all amounts payable on or before the Closing Date in respect of employee welfare and fringe benefits payable to Continued Employees under Seller's welfare and fringe benefit plans. Buyer shall grant to each Continued Employee credit for their service with Seller, or its Affiliates prior to the Closing Date under Buyer's welfare benefit plans.

         (e) Benefit Plans. Buyer shall grant to each Continued Employee credit under Buyer's benefit plans (including any pension, savings or retirement plan) for purposes of eligibility and vesting (but not benefit accrual) for all service credited to such Continued Employee under the terms of the benefit plans of Seller and its Affiliates as of the day prior to the Closing Date.

12.      CONDITIONS PRECEDENT TO CLOSING.

         (a) Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which conditions may be waived (but only by an express written waiver) by Buyer, in its sole discretion:

                  (i) Accuracy of Representations and Warranties. Each representation and warranty made by Seller in this Agreement and in any schedule, certificate, instrument or other document delivered pursuant hereto shall have been true and correct on the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; provided, however, that the representations and warranties set forth in Sections 6(g) and 6(t) hereof shall not be deemed to be repeated as of the Closing Date if such Closing shall occur after October 30, 1998, and as a result this condition precedent shall be deemed to be satisfied with respect to such representations and warranties if such representations and warranties were true and correct in all material respects as of the date hereof.

                  (ii) Performance of Agreements. Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

                  (iii) Officer's Certificate. Seller shall have delivered to Buyer a certificate by an officer of Seller, dated the Closing Date and to the effect that each of the conditions specified in Sections 12(a)(i) and 12(a)(ii) hereto have been satisfied.

                  (iv) Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto to be performed or provided by Seller and all related legal matters shall be reasonably satisfactory to counsel for Buyer.

                  (v) No Impediments to Transaction.

                     (A) Neither Buyer nor Seller shall be subject to or have received notice of any order, decree, judgment or injunction of a court of competent jurisdiction or other Governmental Authority which (i) temporarily or permanently prevents, sets aside, restrains or enjoins or materially delays the consummation of the transactions contemplated by this Agreement, or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights under this Agreement.

                     (B) No investigation and no suit, action or proceeding by or before any court, arbitrator or Governmental Authority, shall be pending or threatened by any Person against any of Seller, TSM or Buyer, any of their respective Affiliates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated by this Agreement or seeking Damages in connection with such transactions.

                  (vi) Consents. Seller or TSM shall have delivered to Buyer written consents under the Material Contracts set forth on Schedule 12(a)(vi).

                  (vii) Transition Agreements. Seller shall have executed and delivered a mutually agreeable Transition Agreement substantially in the form of Exhibit A hereto.

                  (viii) Counsel Opinion. Seller shall have delivered a written opinion from Seller's counsel, dated as of the Closing Date, addressed to Buyer, in form and substance reasonably acceptable to Buyer.

                  (ix) Buyer's Intellectual Property Licenses. Seller shall have executed and delivered to Buyer Intellectual Property licenses in substantially the forms contemplated by Section 10(f)(i)(A) and 10(f)(i)(B).

         (b) Conditions Precedent to Seller's Obligations. Seller's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which conditions may be waived (but only by an express written waiver) by Seller, in its sole discretion:

                  (i) Accuracy of Representations and Warranties. Each representation and warranty made by Buyer in this Agreement or given on its behalf hereunder or in any schedule, certificate, instrument or other document delivered pursuant hereto shall have been true and correct on the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

                  (ii) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

                  (iii) Buyer's Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, to the effect that each of the conditions specified in Sections 12(b)(i) and 12(b)(ii) above has been satisfied.

                  (iv) Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto to be performed or provided by Buyer and all related legal matters shall be reasonably satisfactory to counsel for Seller.

                  (v) No Impediments to Transaction.

                     (A) Neither Buyer nor Seller shall be subject to any order, decree, judgment or injunction of a court of competent jurisdiction or other Governmental Authority which (x) temporarily or permanently prevents, sets aside, restrains or enjoins or materially delays the consummation of the transactions contemplated by this Agreement, or (y) would impose any limitation on the ability of Seller effectively to exercise full rights under this Agreement.

                     (B) No investigation and no suit, action or proceeding by or before any court, arbitrator or Governmental Authority, shall be pending or threatened by any Person against Seller, TSM, Buyer or any of their respective Affiliates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated by this Agreement or seeking Damages in connection with such transactions.

                  (vi) Transition Agreements. Buyer shall have executed and delivered a mutually agreeable Transition Agreement substantially in the form of Exhibit A.

                  (vii) Counsel Opinion. Buyer shall have delivered a written opinion from Buyer's counsel dated as of the Closing Date addressed to Seller, in form and substance reasonably acceptable to Seller.

                  (viii) Seller's Intellectual Property Licenses. Buyer shall have executed and delivered to Seller Intellectual Property licenses in substantially the forms contemplated by Section 10(f)(ii)(A) and 10(f)(ii)(B).

         (c) Notice of Conditions. In the event any Party becomes aware of information which indicates that a condition precedent to another Party's obligation contained in this Article 12 will not be reasonably likely to be satisfied on or prior to the Closing Date, such Party shall, promptly after becoming aware of the information, provide notice to the other Party of the information and specify the condition precedent which will be affected. No disclosure by or on behalf of any Party pursuant to this Section 12(c), however, shall give any rights to any Party with respect to termination of this Agreement other than as specifically set forth in Section 13 hereof or be deemed to amend or supplement any schedule to this

Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

1.       TERMINATION PRIOR TO CLOSING DATE.

         (a) Termination. This Agreement may be terminated by notice given at any time prior to the Closing Date only as follows:

                  (i) by the mutual written consent of Buyer and Seller; or

                  (ii) by Buyer, if there has been a material violation or breach by Seller of any agreement, covenant, representation or warranty contained in this Agreement, or if the satisfaction of any condition to the obligations of Buyer hereunder becomes impossible, and such violation, breach or condition has not been waived by Buyer; or

                  (iii) by Seller, if there has been a material violation or breach by Buyer of any agreement, covenant, representation or warranty contained in this Agreement, or if the satisfaction of any condition to the obligations of Seller hereunder becomes impossible, and such violation, breach or condition has not been waived by Buyer; or

                  (iv) by Seller at any time on or after December 31, 1998, if the Parties have not received the approvals required under the HSR Act, in which case the Parties shall cause the Initial Purchase Price to be released from escrow and paid to Buyer in accordance with the terms of the Escrow Agreement; or

                  (v) by Buyer pursuant to Section 10(b)(iv), in which case the Parties shall cause the Initial Purchase Price to be released from escrow and paid to Buyer in accordance with the terms of the Escrow Agreement;

provided, however, that a Party seeking termination pursuant to Section 13(a)(ii) or 13(a)(iii) hereof is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

         (b) Effect of Termination. In the event of any termination of this Agreement pursuant to Section 13(a) hereof, neither Party shall have any Liability or further obligations to the other Party, except for obligations and legal rights arising under Sections 16(e), 16(f) and 16(i) hereof and under the Confidentiality Agreement, which shall survive any such termination or suspension, and except that nothing herein shall relieve any Party from Liability for any breach of its agreements, covenants, representations or warranties contained herein.

14.      INDEMNIFICATION.

         (a) Indemnification by Seller. Subject to the other provisions of this
Section 14, Seller shall defend, indemnify and hold Buyer and its Affiliates and their respective employees, representatives, officers, directors, stockholders and agents (collectively, the "Buyer Group") harmless from and against any and all Damages suffered by Buyer or any other member of the Buyer Group resulting from, arising out of, incurred with respect to, relating to, in the nature of or caused by, or (in the case of claims asserted against Buyer or any other member of the Buyer Group by a third party) alleged to result from, arise out of, have been incurred with respect to or to relate to, be in the nature of or be caused by, (i) any falsity, breach or inaccuracy of any representation or warranty made by Seller herein or in any certificate or other document delivered pursuant hereto, (ii) any breach or violation of any covenant or agreement of Seller contained herein or in any certificate or other document delivered pursuant hereto, (iii) any failure of Seller to comply with any provision of Section 11 hereof, (iv) the Retained Liabilities and (v) the Retained Assets.

         (b) Indemnification by Buyer. Subject to the other provisions of this
Section 14, Buyer shall defend, indemnify and hold Seller and its Affiliates and their respective employees, representatives, officers, directors, stockholders and agents (collectively, the "Seller Group") harmless from and against any and all Damages suffered by Seller or any other member of the Seller Group resulting from, arising out of, incurred with respect to, relating to, in the nature of or caused by, or (in the case of claims asserted against Seller or any other member of the Seller Group by a third party) alleged to result from, arise out of, have been incurred with respect to or to relate to, be in the nature of or be caused by (i) any falsity, breach or inaccuracy of any representation or warranty made by Buyer herein or in any certificate or other document delivered pursuant hereto, (ii) any breach or violation of any covenant or agreement of Buyer contained herein or in any certificate or other document delivered pursuant hereto, (iii) any failure of Buyer to comply with any provision of Section 11 hereof, (iv) the Assumed Liabilities and (v) Buyer's use of any trademark, trade name, corporate symbol or logo described in Section 9(c).

         (c) Notice and Resolution of Claim.

                  (i) An indemnified party hereunder (the "Indemnified Party") shall promptly give written notice to the indemnifying party (the "Indemnifying Party") after obtaining knowledge of any third party claim (a "Third Party Claim") against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnity set forth above; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

                  (ii) The Indemnifying Party will have the right to defend the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (w) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of such Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Damages, as the case may be, the Indemnified Party may suffer resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by the Third Party Claim, (x) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (y) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (z) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 14(c)(ii) hereof, (x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (y) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), (z) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably, provided that such consent shall not be deemed to be withheld unreasonably if any such judgment or settlement does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of the Third Party Claim giving rise thereto).

                  (iv) In the event any of the conditions in Section 14(c)(ii) hereof is or becomes unsatisfied: (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate; (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (z) the Indemnifying Party will remain responsible for any and all Damages, as the case may be, the Indemnified Party may suffer resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by the Third Party Claim.

         (d) Limits on and Conditions of Indemnification.

                  (i) Threshold Amount. Seller shall not be liable to indemnify Buyer for any Damages resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by the matters set forth in Section 14(a)(i) hereof (other than with respect to the falsity, breach or inaccuracy or alleged falsity, breach or inaccuracy of the representations and warranties contained in Sections 6(a) through 6(e), 6(i), 6(n) and 6(r) hereof) except to the extent that the aggregate amount of such Damages exceeds FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the "Threshold Amount").

                  (ii) Maximum Amount. Seller shall not be liable to indemnify Buyer for any Damages based upon, arising out of, or otherwise in respect of the matters set forth in Section 14(a)(i) hereof once the aggregate amount of Damages actually paid by Seller to the Buyer Group with respect to such claims equals SIXTY MILLION DOLLARS ($60,000,000); provided, however, that the limitation contained in this clause shall not apply to any Damages based upon, arising out of, or otherwise in respect of any falsity, breach or inaccuracy of Seller's representations and warranties contained in Sections 6(a) through 6(e), 6(i) and 6(n) hereof.

                  (iii) Survival of Representations and Warranties. The respective representations and warranties of each Party contained herein or on any schedule attached hereto or in any other document delivered pursuant hereto shall survive for the period stated herein. The respective representations and warranties of each Party contained in this Agreement (other than the representations and warranties contained in Sections 6(a) through 6(e), 6(i), 6(n), 6(r) and 6(s) hereof) shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and shall continue in full force and effect until eighteen (18) months after the Closing Date and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations or warranties. The representations and warranties with respect to Taxes contained in
         Section 6(n) hereof shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date until all applicable statutes of limitation (including any extension thereof) have expired and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations or warranties. The representations and warranties with respect to employee benefits and environmental remediation contained in Sections 6(r) and 6(s) hereof shall in each case survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and shall continue in full force and effect until five years after the Closing Date and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations or warranties. The representations and warranties contained in Sections 6(a) through 6(e) and 6(i) hereof shall in each case survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date without time limitation.

                  (iv) Survival of Indemnification Obligations. The indemnification obligations for all Damages relating to matters set forth in Sections 14(a)(i) and 14(b)(i) hereof shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and continue in full force and effect thereafter to the extent set forth in Section 14(d)(iii) hereof and then expire (other than as set forth in such Section

         14(d)(iii)) with respect thereto. The indemnification obligations for all Damages related to matters set forth in Sections 14(a)(ii) and 14(b)(ii) shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and will terminate upon the expiration of the applicable statute of limitations. The indemnification obligations for all Damages related to matters set forth in Sections 14(a)(iii), 14(a)(iv), 14(a)(v), 14(b)(iii), 14(b)(iv) and 14(b)(v) hereof shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and continue in full force and effect thereafter without time limitation.

                  (v) Insurance Proceeds Limitation. No loss, Liability, damage or deficiency shall constitute Damages to any Party to the extent of any insurance proceeds actually received by such Party with respect to such loss, Liability, damage or deficiency.

                  (vi) Exclusive Remedy. Each of Buyer and Seller acknowledges and agrees that, except for claims of fraud or similar claims which as a matter of law can not be waived, its sole and exclusive remedy subsequent to Closing with respect to any and all claims for Damages covered by the indemnification provisions in Sections 14(a) and 14(b), as the case may be, shall (except as expressly provided in Section 15(b)) be pursuant to the indemnification provisions set forth in this
         Section 14. In furtherance of the foregoing, except for claims of fraud or similar claims which as a matter of law can not be waived, each of Buyer and Seller hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its respective Affiliates may have against the other Party or such other Party's Affiliates or any other member of the Seller Group or the Buyer Group, as the case may be, arising under or based upon any federal, state or local statute, Law, or common law or at equity but only to the extent they relate to the matters described in the immediately preceding sentence.

                  (vii) No Lost Profits or Consequential Damages. Neither Seller nor Buyer shall have any obligation to indemnify the other or any other Person (including, without limitation, any member of the Seller Group or the Buyer Group, as the case may be) under this Agreement against, or otherwise have any Liability under this Agreement with respect to, lost profits or consequential damages.

15.      RESTRICTIVE COVENANT.

         (a) Non-Compete. Seller agrees that, for a period of five (5) years after the Closing Date, neither it nor any Person now or hereafter controlled by it will, directly or indirectly, in any area of the world, enter into or engage in or acquire control of more than a five percent (5%) interest in any business engaged in development, manufacture, sale, maintenance or servicing of the products and services of the Business set forth on Schedule 15(a) hereto ("Business Products and Services") or any derivatives of or improvements to such products; provided, however, that if Seller or any Affiliate of Seller acquires control of any business engaged in the development, manufacture or sale of products or services that compete directly with the Business Products or Services, Seller or any such Affiliate shall not be in violation of the covenant contained in this Section 15(a) if Seller or such Affiliate divests the portion of such business which develops, manufactures or sells products or services that compete directly with the Business Products or Services as promptly as practicable and in any event no later than eighteen (18) months following such acquisition.

         (b) Remedies. Seller hereby acknowledges that in the event of its breach of the covenant contained in Section 15(a) hereof, money damages would be an inadequate remedy. Accordingly, without prejudice to the rights of Buyer to also seek such damages or other remedies available to it, Buyer may seek, and Seller acknowledges and covenants that it will not contest the appropriateness or the availability of, injunctive or other equitable relief in any proceeding which Buyer may bring to enforce the covenant not to compete contained in
Section 15(a) hereof on its express and explicit terms. No waiver of any breach of the covenant contained in Section 15(a) hereof shall be implied from forbearance or failure of Buyer to take action thereon.

         (c) Severability. Seller and Buyer agree that, if any provision of this
Section 15 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, Seller and Buyer each hereby agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the Laws and public policies in such jurisdiction.

         (d) Non-Exclusivity. The covenants contained in this Section 15 shall be construed and enforced independently of any other provision of this Agreement or any other understanding or agreement between the

Parties, and the existence of any claim or cause of action of Seller against Buyer (whether in connection with this Agreement or otherwise), of whatever nature, shall not constitute a defense to the enforcement against a Seller of the covenants contained herein.

16.      MISCELLANEOUS.

         (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. This Agreement may not be assigned by any Party without the express written consent of the other Party, except that Buyer may assign this Agreement in whole or in part to a subsidiary of Buyer provided that Buyer shall remain responsible for the performance of its agreements and obligations contained herein.

         (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

         (c) Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the meaning or construction hereof.

         (d) Waiver. Any of the terms or conditions of this Agreement may be waived in writing signed by the other party at any time by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

         (e) Broker's Fees. Neither Buyer nor Seller has taken or will take any action that would cause it or one or more of the other Parties to have any obligation or Liability to any Person for a finder's, broker's, agent's or similar fee relative to the transactions contemplated by this Agreement. Buyer agrees to indemnify, defend and hold the Seller Group harmless from any Damages arising out of any claim of any finder, broker or agent retained by Buyer or resulting from actions of Buyer relative to the transactions contemplated by this Agreement. Seller agrees to indemnify, defend and hold the Buyer Group harmless from any Damages arising out of any claim of any finder, broker or agent retained by Seller or resulting from actions of Seller relative to the transactions contemplated by this Agreement. Seller's and Buyer's obligations under this Section 16(e) shall continue indefinitely and without time limitation.

         (f) Expenses. Except as otherwise expressly provided for herein, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby (whether or not the transactions contemplated by this Agreement are consummated), including, without limitation, fees and expenses of their own financial consultants, accountants and legal counsel.

         (g) Notices. Any notice, request, instruction, consent or other document to be given hereunder or pursuant hereto by one Party to the other Party shall be in writing and delivered personally, by telecopy or sent by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier service, as follows:

                  If to Seller:

                  Rockwell International Corporation
                  600 Anton Boulevard, Suite 700
                  Costa Mesa, California  92626
                  Attention:  William J. Calise, Jr., Esq.
                              Senior Vice President, General Counsel
                                     and Secretary
                  Facsimile: (714) 424-4265

                  with a copy to:

                  Battle Fowler LLP
                  Park Avenue Tower
                  75 East 55th Street
                  New York, New York  10022
                  Attention:  David E. Eagan, Esq.
                  Facsimile: (212) 856-7818

                  If to Buyer:

                  Westinghouse Air Brake Company
                  1001 Air Brake Avenue
                  Wilmerding, Pennsylvania 15148
                  Attention:   Robert J. Brooks
                  Facsimile:   (412) 825-1883

                  with a copy to:

                  Reed Smith Shaw & McClay LLP
                  435 Sixth Avenue
                  Pittsburgh, Pennsylvania 15219
                  Attention:   David L. DeNinno
                  Facsimile:   (412) 288-3063

or at such other address for a Party as shall be specified in writing by that Party. Any notice which is delivered personally, by telecopy or by overnight courier service to the addresses provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time, of the recipient, on the third (3rd) day after the day it is so placed in the mail.

         (h) Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such State (without giving effect to the conflicts of law principles of such State).

         (i) Public Announcements. No press release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party, except as such release or announcement may be required by Law, rule or regulation in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

         (j) Severability. The Parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid, unenforceable or inoperative by any court of competent jurisdiction, this Agreement shall be construed with the invalid, unenforceable or inoperative provision deleted and the rights and obligations of the Parties shall be construed and enforced accordingly and the validity and enforceability of the remaining provisions contained herein or the validity and enforceability of the offending provision in any other circumstance shall not be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

         (k) Exclusive Jurisdiction and Consent to Service of Process. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Common Pleas Court of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party's respective address set forth in
Section 16(g) shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Common Pleas Court of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         (l) Entire Agreement; Amendment. This Agreement (including the schedules, exhibits and other documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties.

         (m) No Third Party Beneficiaries. This Agreement is not made for the benefit of any Person not a Party (including, without limitation, any Employee, Retained Employee or Continued Employee) and no Person other than the Parties (and, to the extent specifically provided for herein with respect to indemnification rights, members of the Seller Group and the Buyer Group) or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

         (n) Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws which may be applicable to the transactions contemplated by this Agreement. Seller will indemnify, defend and hold the Buyer Group harmless from and against all Damages incurred by any member of the Buyer Group based upon, arising out of or otherwise in respect of such noncompliance.

         (o) Construction. The word "including" when used in this Agreement shall mean including without limitation. Unless otherwise stated, all references herein to sections and schedules shall be to sections of and schedules to this Agreement. Disclosure on any schedule to this Agreement of items that may or may not be strictly required to be disclosed by this Agreement shall not be deemed to imply that such items are material or that the inclusion of such items creates a standard of materiality. All terms defined herein shall be equally applicable to both the singular and plural forms thereof.

         (p) No Representations or Warranties. Buyer acknowledges that none of Seller or any of its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, TSM, the Business, the Assets or the Assumed Liabilities not included in this Agreement, the Related Agreements or the Schedules thereto, and none of Seller, any of its Affiliates or any other Person will have or be subject to any Liability to Buyer, any of its Affiliates or any other Person resulting from the distribution to Buyer or Buyer's use of, any such information. Buyer further acknowledges that, except as expressly set forth in this Agreement, there are no representations or warranties of any kind, express or implied, with respect to Seller, TSM, the Business, the Assets or the Assumed Liabilities.

         (q) Definition of "Knowledge". For the purposes of this Agreement, "knowledge" or "aware of" or a similar phrase with respect to Seller shall mean the actual knowledge of the individuals listed on Schedule 16(q), in each case as of the Closing Date, and not any constructive or imputed knowledge of Seller or any of its Affiliates or any of their directors, officers or employees, including any of the individuals listed on Schedule 16(q).

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                    ROCKWELL COLLINS, INC.



                                    By:  _________________________________
                                         Name:
                                         Title:



                                    WESTINGHOUSE AIR BRAKE COMPANY



                                     By:  ________________________________
                                          Name:
                                          Title:

                                   SCHEDULE A



"ACCOUNTING PRACTICES AND PROCEDURES OF THE BUSINESS" shall have the meaning set forth in Section 4(b).

"AFFILIATE" means, with respect to any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or unincorporated organization ("Entity"), any other Entity directly or indirectly controlling, controlled by, or under common control with, such Entity. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Entity) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity whether through ownership of voting securities, by contract or otherwise.

"AGREEMENT" means this Sale Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

"ASSETS" shall have the meaning set forth in Section 2(b).

"ASSUMED LIABILITIES" shall have the meaning set forth in Section 3(a).

"BASELINE AMOUNT" shall have the meaning set forth in Section 4(b)(iii)(A).

"BUSINESS" shall have the meaning set forth in the second recital of this Agreement.

"BUSINESS PRODUCTS AND SERVICES" shall have the meaning set forth in Section 15(a).

"BUSINESS LICENSED TECHNOLOGY" shall have the meaning set forth in Section 10(f)(ii)(D).

"BUYER" shall have the meaning set forth in the preamble to this Agreement.

"BUYER GROUP" shall have the meaning set forth in Section 14(a).

"BUYER TAX ACT" shall have the meaning set forth in Section 10(a)(vii)(C).

"CEDAR RAPIDS RETAINED INVENTORY" shall have the meaning set forth in Section 2(c)(xv).

"CLOSING" shall mean the consummation of the transactions contemplated hereby.

"CLOSING DATE" shall have the meaning set forth in Section 5(a).

"CLOSING STATEMENT OF NET ASSETS" shall have the meaning set forth in Section 4(b).

"CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

"CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 10(d)(iii).

"CONSENTS" means consents, waivers, approvals, novations, authorizations, filings, registrations and notifications.

"CONSIDERATION ALLOCATION" shall have the meaning set forth in Section 10(a)(v).

"CONTINUED EMPLOYEE" shall have the meaning set forth in Section 11(a).

"CONTRACTS" shall have the meaning set forth in Section 2(b)(vii).

"D&T" shall have the meaning set forth in Section 4(b).

"DAMAGES" means any Liability (including strict liability), obligation, fine, loss, deficiency, cost, claim, payment, judgment, lawsuit, Tax, Lien, expense or other damage (including, without limitation, all amounts paid in connection with the investigation, defense, settlement or resolution of any of the foregoing), reasonable attorneys', accountants' and experts' fees and expenses, interest, penalties and any losses that may result from the granting of injunctive relief in any suit, action or proceeding, whether or not arising out of a third party claim.

"DELIVERY DATE" shall have the meaning set forth in Section 4(b).

"EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 3(3) of ERISA.

"EMPLOYEE PENSION BENEFIT PLANS" shall have the meaning set forth in Section 3(2) of ERISA.

"EMPLOYEE PLAN" means any pension, retirement, profit-sharing, deferred compensation, stock option, incentive award, stock bonus or other similar plan, executive compensation or supplemental income arrangement, personnel policy, medical, vision, dental or other health plan, life insurance plan and any other employee benefit plan or arrangement established, sponsored, maintained or contributed to by Seller (with respect to the Business) or TSM for the benefit of, or pursuant to which Seller (with respect to the Business) or TSM or any ERISA Affiliate has any Liability with respect to any Employee or any former employee of Seller (with respect to the Business) or TSM or any ERISA Affiliate, including, without limitation, (a) any Employee Benefit Plan and (b) any employee benefit plans or arrangements which are not subject to the provisions of ERISA.

"EMPLOYEE WELFARE BENEFIT PLANS" shall have the meaning set forth in Section 3(1) of ERISA.

"EMPLOYEES" shall have the meaning set forth in Section 6(l)(i).

"ENVIRONMENTAL DAMAGES" means all Damages of whatever kind or nature incurred as a result of the existence, emission, discharge, release, threatened release, manufacture, processing, use, treatment, storage, disposal, transport or handling of, or exposure to, any Hazardous Material or the breach or violation of any Environmental Requirement, including, but not limited to:

         a) All Damages for personal injury, or injury to property or natural resources, occurring upon or off any of the Premises, including, but not limited to, the diminution in the value of any property, the cost of demolition and rebuilding of any improvements (including landscaping on real property), interest and penalties;

         b) All reasonable fees and expenses incurred in connection with the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with any investigation or remediation of Hazardous Materials or any breach or violation of any Environmental Requirement; and

         c) All Damages in connection with the indemnification of any third person (including any governmental, administrative or regulatory agency, body or instrumentality) for costs expended in connection with the items referenced in subparagraphs (a) and (b) above.

"ENVIRONMENTAL REQUIREMENTS" means the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Noise Control Act of 1972, as amended, the Pollution Prevention Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance Control Act, as amended, the Occupational Health and Safety Act, as amended, any future amendments to any of the foregoing laws, such portions of the Codified Federal Register as have been or may be in the future duly promulgated under the foregoing laws and all other applicable present and future Laws, and all applicable present and future judicial, administrative, and regulatory decrees, judgments and orders and present and future common law, relating to pollution, the protection of human health, safety of employees (including occupational safety or health), the public or the environment or otherwise addressing environmental, health or safety issues or requirements, including, without limitation, all requirements pertaining to matters arising out of or relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, groundwater or land, or otherwise relating to exposure to, or the amount, form, presence, manufacture, processing, use, treatment, storage, disposal, transport or handling of, Hazardous Materials.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with a company would be treated as a single employer under
Section 4001(b)(1) of ERISA or Sections 414 (b),(c),(m) or (o) of the Code.

"ESCROW AGREEMENT" shall have the meaning set forth in Section 5(a).

"FINAL CLOSING STATEMENT OF NET ASSETS" shall have the meaning set forth in
Section 4(b)(i).

"GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Section 6(d).

"HAZARDOUS MATERIAL" means any material, substance or constituent:

         a) the presence of which requires investigation or remediation under any Environmental Requirement; or

         b) which is or becomes defined as a "hazardous waste," "hazardous substance," "pollutant" or "contaminant" or, whether by its nature or use, is subject to regulation under any Environmental Requirement; or

         c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any federal, state, provincial, local, foreign or other Governmental Authority; or

         d) the presence of which on any of the Premises causes or threatens to cause a nuisance upon any of such Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons on or about any of such properties; or

         e) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or friable asbestos.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"INCOME TAX" or "INCOME TAXES" shall mean all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, Taxes imposed as a result of any election under Section 338 of the Code or any analogous provision of state, local or foreign law, any capital gains, minimum Taxes and any Taxes on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

"INDEMNIFIED PARTY" shall have the meaning set forth in Section 14(c)(i).

"INDEMNIFYING PARTY" shall have the meaning set forth in Section



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14(c)(i).

"INITIAL PURCHASE Price" shall have the meaning set forth in Section 4(a).

"INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and invention disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, software, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"INVENTORY" shall have the meaning set forth in Section 2(b)(iii).

"LAWS" means all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, licenses, permits, orders, directives, decrees, determinations, writs, plans, authorizations, concessions, franchises and other requirements of all federal, state, provincial, local, foreign and other applicable Governmental Authority.

"LEASE" shall have the meaning set forth in Section 6(k)(i).

"LIABILITY" means any liability, obligation, debt or commitment whether known or unknown, asserted or unasserted, fixed, absolute or contingent, accrued or unaccrued, determined or determinable, liquidated or unliquidated, or due or to become due, including, without limitation, any Damages or Environmental Damages.

"LIEN" means, encumbrance, equity, claim, option, right of third party or restriction of any kind.

"MARCH 31 FINANCIAL STATEMENTS" shall have the meaning set forth in Section
6(f).

"MARCH 31 UNAUDITED STATEMENT OF NET ASSETS" shall have the meaning set forth in
Section 6(f).



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"MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the Business taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement.

"MATERIAL CONTRACTS" means the Contracts set forth on Schedule 6(j)(i).

"MULTIEMPLOYER PLANS" means the plans described in ERISA Section 3(37) or 4001(a)(3) in respect of which a Company or any ERISA Affiliate has an obligation to make contributions or may have liability.

"NET ASSET AMOUNT" shall have the meaning set forth in Section 4(b)(iii)(A).

"NOTICE OF OBJECTION" shall have the meaning set forth in Section 4(b)(i).

"OCCURRENCE BASIS POLICIES" shall have the meaning set forth in Section 10(c).

"ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice.

"PARTIES" means, together, Seller and Buyer.

"PARTY" shall mean either Seller or Buyer or both Seller and Buyer.

"PBGC" shall have the meaning set forth in Section 6(r).

"PENSION PLAN" shall have the meaning set forth in Section 6(r).

"PENSION PLANS" shall have the meaning set forth in Section 6(r).

"PERMITS" means franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Authorities.

"PERMITTED LIENS" means Liens for (a) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable, or if the validity thereof is being contested in good faith by appropriate proceedings; (b) workmen's, repairmen's or other similar Liens (inchoate or otherwise) arising or incurred in the Ordinary Course of Business in respect of obligations which are not overdue, or which are being contested in good faith by appropriate proceedings; and (c) minor title defects, recorded easements or Liens affecting real property which defects, easements or Liens do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used in the Business.

"PERSON" means any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any instrumentality, body or agency thereof.



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

"PRE-CLOSING PERIOD" means the period that ends on the day preceding the Closing Date.

"PREMISES" shall have the meaning set forth in Section 6(s)(i).

"PURCHASE PRICE" shall have the meaning set forth in Section 4(b)(v).

"RELATED AGREEMENTS" shall mean the Escrow Agreement, the Transition Agreement and the licenses described in Sections 10(f)(i)(A) and 10(f)(i)(B).

"RETAINED ASSETS" shall have the meaning set forth in Section 2(c).

"RETAINED EMPLOYEE" shall have the meaning set forth in Section 11(a).

"RETAINED LIABILITIES" shall have the meaning set forth in Section 3(b).

"RETAINED NAMES" shall have the meaning set forth in Section 2(c)(iii).

"ROCKWELL" shall mean Rockwell International Corporation, a Delaware corporation of which Seller is a wholly-owned subsidiary.

"SELLER" shall have the meaning set forth in the preamble to this Agreement.

"SELLER GROUP" shall have the meaning set forth in Section 14(b).

"SELLER'S LETTER" shall have the meaning set forth in Section 4(b)(ii).

"SELLER LICENSED TECHNOLOGY" shall have the meaning set forth in Section 10(f)(i)(A).

"SEPTEMBER 30 AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 6(f).

"SEPTEMBER 30 STATEMENT OF NET ASSETS" shall have the meaning set forth in
Section 6(f).

"TAX AUDIT" shall have the meaning set forth in Section 10(a)(vii)(A).

"TAX CLAIM" shall have the meaning set forth in Section 10(a)(vii)(A).

"TAXES" means all income, franchise, property, excise, sales, employment, gross receipts, capital stock, transfer, stamp, use, leasing, fuel, excess profits, value added, occupancy, occupational, interest equalization and other taxes and fees, levies, imposts, duties, charges, estimated payments, withholdings, assessments, fines, interest thereon, penalties therewith, additions to tax and other similar governmental charges, levies and fees.

"TAX RETURN" or "TAX RETURNS" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.



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"THIRD PARTY CLAIM" shall have the meaning set forth in Section 14(c)(i).

"TRANSITION AGREEMENT" shall have the meaning set forth in Section 12(a)(vii).

"THRESHOLD AMOUNT" shall have the meaning set forth in Section 14(d)(i).

"TSM" shall have the meaning set forth in the first recital of this Agreement.

"TSM DELAWARE" shall mean Technical Service & Marketing Delaware, Inc., a Delaware corporation and a TSM Predecessor-in-interest.

"TSM PREDECESSOR-IN-INTEREST" shall mean TSM Delaware, TSM Services and TSM Wisconsin, as the case may be.

"TSM SERVICES" shall mean TSM Services, Inc., a Kansas corporation and a TSM Predecessor-in-interest.

"TSM SHARES" shall have the meaning set forth in the first recital of this Agreement.

"TSM WISCONSIN" shall mean Technical Service & Marketing, Inc., a Wisconsin corporation and a TSM Predecessor-in-interest.

"UNAFFILIATED FIRM" shall have the meaning set forth in Section 4(b)(ii).

"USEPA" means the United States Environmental Protection Agency.




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